Exhibit 10.5

A.Prot. 2016/59
dated 21 July 2016 of the Notary
Stephan Cueni, Basel (Switzerland)

NOTARIAL DEED

INVESTMENT AND SHAREHOLDERS’ AGREEMENT
Series C Preferred Shares Financing
InflaRx GmbH, Jena, Germany

Negotiated at Basel/Switzerland this 21st (twenty-first) day of July 2016 (two thousand and sixteen).

Before me, the undersigned Notary Public

Stephan Cueni

at Basel/Switzerland appeared today:

1.	Prof. Dr. Niels Riedemann, born 24 December 1971, German citizen, domiciled at DE 07749 Jena, Uber den Teufelslochern 7, known by person,

according to his declarations acting

a)	in his own name,

and

b)	as managing director with single representation power and released from the restrictions imposed by § 181 German Civil Code (prohibition of self-dealing and of multiple representation) in the name and on behalf of

InflaRx GmbH with its registered seat at Jena and with business Address at DE 07745 Jena, Winzerlaer Strasse 2, registered with the commercial register at the local court of Jena under HRB 502149,

with reference to the attached printout of an electronic extract from the Commercial Register as of today;

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and as duly empowered attorney-in-fact, released from the restrictions imposed by § 181 German Civil Code (prohibition of self-dealing and of multiple representation), in the name and on behalf of

c)	Prof. Renfeng Guo, born 27 February 1970, domiciled at 821 Gallery Lane, Ann Arbor, MI 48103, USA,

with reference to a power of attorney with signature certified dated 13 July 2016, the original of which has been submitted to the Notary and a hereby certified copy of which is attached to this Deed;

d)	University of Michigan, Office of Technology Transfer, 1600 Huron Pkwy, Building 520, Ann Arbor, MI 48104-2590, USA,

with reference to a power of attorney (without signature certified and without notarial confirmation of representation power) dated 15 January 2014, the original of which has been submitted to the Notary and a hereby certified copy of which is attached to this Deed;

e)	Mr. Mark Kübler, born 6 October 1974, Swiss citizen, domiciled at CH 8832 Wollerau, Erlenmatte 10,

with reference to a power of attorney with signature certified dated 14 July 2016, the original of which has been submitted to the Notary and a hereby certified copy of which is attached to this Deed;

f)	Mr. Rolf Kübler, born 19 October 1942, Swiss citizen, domiciled at CH 8832 Wollerau, Erlenmatte 10,

with reference to a power of attorney with signature certified dated 13 July 2016, the original of which has been submitted to the Notary and a hereby certified copy of which is attached to this Deed;

g)	Ammann Group Holding AG, a Swiss stock corporation with registered seat at Bern/Switzerland and business address c/o Walder Wyss AG, Bubenbergplatz 8, CH 3011 Bern, registered with the commercial register of the canton Bern under number CHE-103.003.538, with reference to a power of attorney (with signatures certified and with notarial confirmation of representation power) dated 12 July 2016, the

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original of which has been submitted to the Notary and a hereby certified copy of which is attached to this Deed,

and with reference to the attached printout of an electronic extract from the Commercial Register as of today;

h)	Prof. Dr. med. Konrad Reinhart, born 26 October 1947, German citizen, domiciled at DE 07743 Jena, Philosophenweg 17,

with reference to a power of attorney with signature certified dated 30 June 2016, the original of which has been submitted to the Notary and a hereby certified copy of which is attached to this Deed;

i)	Kamalaka Enterprises Limited, maltesische Gesellschaft mit Sitz in Susan Court B1, Triq il-Prinjolata, Ta ‘Xbiex, XbXI 1130, Malta, eingetragen in Malta unter der Registernummer C 54041,

with reference to a power of attorney (with signature certified and with notarial confirmation of representation power) dated 9 July 2014, the original of which has been submitted to the Notary and a hereby certified copy of which is attached to this Deed, and with reference to a substitute power of attorney (without signature certified) dated 15 July 2016, the original of which has been submitted to the Notary and a hereby certified copy of which is attached to this Deed;

j)	Cabita Investments Limited, maltesische Gesellschaft mit Sitz in Susan Court B1, Triq il-Prinjolata, Ta ‘Xbiex, XbXI 1130, Malta, eingetragen in Malta unter der Registernummer C 58548,

with reference to a power of attorney (with signature certified and with notarial confirmation of representation power) dated 9 July 2014. the original of which has been submitted to the Notary and a hereby certified copy of which is attached to this Deed, and with reference to the substitute power of attorney referenced under lit. k) above,

k)	Ms Carla Comelli, born 13 February 1940, Italian citizen, domiciled at CH 8832 Wollerau, Felsenstrasse 76,

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with reference to a power of attorney with signature certified dated 8 July 2016, the original of which has been submitted to the Notary and a hereby certified copy of which is attached to this Deed;

I)	Mr. Nicolas Fulpius, born 15 May 1973, Swiss citizen, domiciled at CH 1208 Geneva, 43c Route de Chêne,

with reference to a power of attorney with signature certified dated 11 July 2016, the original of which has been submitted to the Notary and a hereby certified copy of which is attached to this Deed;

m)	METALL ZUG AG, a Swiss stock corporation with registered seat at Zug/Switzerland and business address Industriestrasse 66, Postfach 59, CH-6301 Zug, registered with the commercial register of the canton Zug under number CHE-101.865.948, with reference to a power of attorney (with signatures certified, but without notarial confirmation of representation power) dated 18 July 2016, the original of which has been submitted to the Notary and a hereby certified copy of which is attached to this Deed, and with reference to the attached printout of an electronic extract from the Commercial Register as of today;

n)	Mr. Guillermo Francisco Vogel Hinojosa, born 14 December 1950, Mexican citizen, domiciled at Campos Elíseos 400, Piso 17, Ciudad de México 11560, México,

with reference to a power of attorney with signature certified dated 8 July 2016, the original of which has been submitted to the Notary and a hereby certified copy of which is attached to this Deed;

o)	Mr. Angel Servando Sosa Hurtado, born 28 March 1951, Mexican citizen, domiciled at Manuel M. Solórzano 21, Ciudad de Mexico 04730, México,

with reference to a power of attorney with signature certified dated 8 July 2016, the original of which has been submitted to the Notary and a hereby certified copy of which is attached to this Deed;

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p)	Mr. Daniel Pérez Gil de Hoyos, born 5 January 1967, Mexican citizen, domiciled at Blvd. Adolfo López Mateos 2349, Piso 6, Ciudad de México 04500, México, with reference to a power of attorney with signature certified dated 8 July 2016, the original of which has been submitted to the Notary and a hereby certified copy of which is attached to this Deed;

q)	Ms Mita Maria Paola Castiglioni Grassi, born 17 May 1955, Mexican citizen, domiciled at Sierra Ventana 334, Ciudad de Mexico 11000, México,

with reference to a power of attorney with signature certified dated 7 July 2016, the original of which has been submitted to the Notary and a hereby certified copy of which is attached to this Deed;

r)	Mr. Marco Simeoni, born 21 May 1966, domiciled at Rue du Petit Chêne 23, CH-1003 Lausanne, Switzerland,

with reference to a power of attorney with signature certified dated 6 July 2016, the original of which has been submitted to the Notary and a hereby certified copy of which is attached to this Deed;

s)	Mr. Philippe Beal, born 4 March 1967, domiciled at Rue des Petites-Buttes 16B, CH-1180 Rolle, Switzerland,

with reference to a power of attorney with signature certified dated 11 July 2016, the original of which has been submitted to the Notary and a hereby certified copy of which is attached to this Deed;

t)	Mr. Pierre-Alain Racine, born 12 December 1952, domiciled at Chemin du Midi 3, CH-1350 Orbe, Switzerland,

with reference to a power of attorney with signature certified dated 7 July 2016, the original of which has been submitted to the Notary and a hereby certified copy of which is attached to this Deed;

u)	DocEpsilon LLC, a company existing under the laws of Texas/USA, with registered head office at 4251 Park Lane, Dallas, TX 75220, USA, registered with the Secretary of State of the State of Texas under number 801095879,

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with reference to a power of attorney (with signature certified, but without notarial confirmation of representation power) dated 24 June 2016, the original of which has been submitted to the Notary and a hereby certified copy of which is attached to this Deed, and with the promise to submit an additional power of attorney authorizing an investment of up to EUR 150,000.00,

and with reference to (i) a Certificate of the Secretary of State of Texas dated 9 March 2009 and confirmed on 8 July 2016, (ii) certified minutes of a partners’ meeting of 6 July 2016 and (iii) a certified confirmation of a Certified Chartered Accountant dated 13 July 2016, the originals of which have been submitted to the Notary and hereby certified copies of which are attached to this Deed;

v)	Romaria Investment Corp, a stock corporation under the laws of Panama, with registered head office at 53rd E Street, Urb. Marbella, MMG Tower, Piso 16, Panama, registered with the Commercial Register of Panama under no. 706064, with reference to a power of attorney (with signature certified, but without notarial confirmation of representation power) dated 13 July 2016, the original of which has been submitted to the Notary and a hereby certified copy of which is attached to this Deed, and with reference to the attached Certificado de Persona Juridica dated 5 July 2016 (with certified English translation), the original of which has been submitted to the Notary and a hereby certified copy of which is attached to this Deed;

w)	Mr. Philippe Meyer, born 8 February 1954, Swiss citizen, domiciled at Rütistrasse 8, CH-8702 Zollikon, Switzerland,

with reference to a power of attorney with signature certified dated 12 July 2016, the original of which has been submitted to the Notary and a hereby certified copy of which is attached to this Deed;

x)	Mulberry Invest AG, a Swiss stock corporation with registered seat at Freienbach/Switzerland and business address at Kantonsstrasse 22,

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CH-8807 Freienbach, Switzerland, registered with the Commercial Register of the canton Schwyz under CHE-113.025.820,

with reference to a power of attorney with signature certified and with notarial confirmation of representation power dated 8 July 2016, the original of which has been submitted to the Notary and a hereby certified copy of which is attached to this Deed, and with reference to the attached printout of an electronic extract from the Commercial Register as of today;

and further, excluding any personal liability as representative without power and subject to subsequent approval (declarations of approval shall be deemed notified to the other parties hereto also when received by the acting Notary) in the name and on behalf of

y)	Private Equity Thüringen GmbH & Co. KG with registered seat at Erfurt and business address at DE 99084 Erfurt, Gorkistrasse 9, registered with the commercial register at the local court of Jena under HRA 103063,

z)	Private Equity Thüringen GmbH & Co. Zweite Beteiligungen KG with registered seat at Erfurt and business address at DE 99084 Erfurt, Gorkistrasse 9, registered with the commercial register at the local court of Jena under HRA 501890,

2.	Mr. Arnd Christ, born 26 May 1966, German citizen, domiciled at DE 82152 Krailling, Fichtenstrasse 13, identified by his German passport;

3.	Ms. Daniela Neuman, lic.iur., attorney-at-law, born 23 April 1969, Swiss citizen, domiciled at CH 4053 Basel, Thiersteinerallee 46, known by person,

according to her declarations acting not in her own name, but excluding any personal liability as representative without power and subject to subsequent approval (declaration of approval shall be deemed notified to the other parties hereto also when received by the acting Notary) in the name and on behalf of

KfW, German public law entity (Anstalt des öffentlichen Rechts) with seat at Frankfurt am Main, branch office DE 53179 Bonn, Ludwig Erhard Platz 1-3,

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4.	Mr. Lukas Storch, born 6 June 1988, German citizen, with business address at Bockenheimer Anlage 44, DE 60322 Frankfurt am Main, and private domicile at Steinhauserstrasse 7, DE 60599 Frankfurt am Main, identified by his German Identity Card with the number L5HMLG2XT, according to his declarations acting not in his own name, but excluding any personal liability as duly empowered attorney-in-fact in the name and on behalf of

Staidson Hong Kong Investment Company Limited, a private company under Hong Kong Law, with business address at 1/F 122D Ma Yautong Sai Kung N.T., Hong Kong, registered with the Companies Registry of Hong Kong under the company number 2235882, with reference to a power of attorney (with signature(s) certified) dated 15 July 2016, presented as faxcopy only, the original of which shall be submitted to the Notary as soon as possible and a copy of which then shall be attached to this Deed, and with reference to a printout of an electronic extract from the Commercial Register dated 11 May 2016 and certified by the Registrar of Companies on 28 June 2016, the original of which has been submitted to the Notary and a hereby certified copy of which is attached to this Deed.

________________

The acting Notary Public has drawn the attention of the persons appearing to the fact, that - unless there is a notarial certificate of authenticity of the signatures and a notarial or equivalent confirmation of representation power - he could examine neither the authenticity of the signatures nor the authorisation of the signatories to represent the respective party. Nevertheless the persons appearing insisted on the immediate notarization and released each party from submitting subsequently certified powers of attorney or other documents evidencing or supporting the representative capacity.

The acting Notary advised the persons appearing that a notary who or whose partners in the law firm have formerly acted as legal advisors to one of the parties involved in the matter to be notarized would not be entitled to take office as a notary in the matter at hand pursuant to §§ 23 ss. of the Act of Notarization of the Canton Basel-City, which provisions correspond with the so-called “Vorbefassungsverbot” under the German Act of Notarization (§ 3 Sect. 1(7)). The acting Notary states that he himself and

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his firm have not been involved in the matter at hand in the meaning of said provisions. The Parties hereto confirm such statement of the acting Notary.

The persons appearing requested this Deed including its Annexes and Exhibits to be recorded in the English language. The acting Notary Public who is in sufficient command of the English language ascertained that the persons appearing are also in command of the English language. After having been instructed by the acting Notary, the persons appearing waived the right to obtain the assistance of a sworn interpreter and to obtain a certified translation of this Deed including the Annexes and Exhibits hereto.

________________

The persons appearing, acting as indicated, declared with request for notarial recording the following

Investment and Shareholders’ Agreement
Series C Preferred Shares Financing
InflaRx GmbH, Jena, Germany

CONTENTS

Table of Annexes and Exhibits	11
Preamble	16
Section I Financing Structure	17
§ 1 Commitments First Closing	17
§ 2 Share Capital Increase First Closing; Restatement of the Articles of Association and By-laws for the Management Board	19
§ 3 Second Closing	24
§ 4 Non-statutory Payments into the Capital Reserves	27
§ 5 Use of Proceeds	31
§ 6 Employee Participation Programs	31
§ 7 Classes of Shares	35
Section II Representations and Warranties	36
§ 8 Current Shareholders’ Representations and Warranties	36
§ 9 Business Representations and Warranties	38
§ 10 General Limitations	40
Section III Restrictions on Disposals of Shares	41

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§ 11 Lock-up	41
§ 12 Rights of First Refusal	42
§ 13 Co-sale Rights	45
§ 14 Drag-along Rights	48
§ 15 Permitted Transfers	50
§ 16 Accession of Future Shareholders to this Agreement	51
§ 17 Consent of the Shareholders	52
§ 18 Inheritance	53
Section IV Further Financing of the Company	53
§ 19 Future Financing Agreements	53
Section V IPO and Trade Sale	55
§ 20 Initial Public Offering	55
§ 21 Preference in Liquidation and Sale Proceeds	57
§ 22 Conversion of Preferred Shares	62
Section VI Corporate Governance	62
§ 23 Management of the Company	62
§ 24 D&O Insurance	62
§ 25 Information	63
§ 26 KfW Participation Principles	64
Section VII Final Provisions	65
§ 27 Duration of this Agreement; Termination of Prior Agreements	65
§ 28 Transaction Costs	65
§ 29 Miscellaneous	66

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Table of Annexes and Exhibits

Annex § 2(1)b)	Restated Articles of Association
Annex § 2(1)c)	By-laws for the Management Board
Annex § 3(1)-A	Investment Declaration
Annex § 3(1)-B	Joinder
Annex § 6(2)	Terms and Conditions Stock Option Plan 2016
Annex § 9(1)	Business Representations and Warranties
Exhibit 4	Conversion, subscription, option or similar rights
Exhibit 5	Excerpt of the Commercial Register
Exhibit 8	Agreements between the Company and Current Shareholders, their relatives or affiliated companies
Exhibit 13	Financial Statements 2015
Exhibit 17	IP
Annex § 26(1)	KfW Participation Principles

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Investment and Shareholders’ Agreement
Series C Preferred Shares Financing
InflaRx GmbH, Jena, Germany

by and between

1.	Prof. Dr. Niels Riedemann, Über den Teufelslöchern 7, 07749 Jena, Germany

- hereinafter referred to as “Prof. Dr. Niels Riedemann”

2.	Prof. Dr. Renfeng Guo, 821 Gallery Lane, Ann Arbor, MI 48103, Michigan, USA

- hereinafter referred to as “Prof. Dr. Renfeng Guo” -

3.	Nicolas Fulpius, 43c Route de Chêne, CH-1208 Geneva, Switzerland

- hereinafter referred to as “Nicolas Fulpius” -

4.	University of Michigan, Office of Technology Transfer, 1600 Huron Pkwy, Building 520, Ann Arbor, MI 48104-2590, Michigan, USA

- hereinafter referred to as “UofM” -

5.	Mark Kübler, Erlenmatte 10, CH-8832 Wollerau, Switzerland

- hereinafter referred to as “Mark Kübler” -

6.	Rolf Kübler, Erlenmatte 10, CH-8832 Wollerau, Switzerland

- hereinafter referred to as “Rolf Kübler” -

7.	Ammann Group Holding AG, c/o Walder Wyss AG, Bubenbergplatz 8, Postfach 8750, CH-3001 Bern, Switzerland, registered with the Commercial Register of the Canton Bern under CHE-103.003.538

- hereinafter referred to as “Ammann Group” -

8.	KfW Anstalt des öffentlichen Rechts, Ludwig-Erhard-Platz 1-3, 53179 Bonn, Germany

- hereinafter referred to as “KfW” -

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9.	Private Equity Thüringen GmbH & Co. KG, Gorkistraße 9, 99084 Erfurt, Germany, registered with the Commercial Register of the Jena Local Court under HRA 103063

- hereinafter referred to as “PET-I” -

10.	Private Equity Thüringen GmbH & Co. Zweite Beteiligungen KG, Gorkistraße 9, 99084 Erfurt, Germany, registered with the Commercial Register of the Jena Local Court under HRA 501890

- hereinafter referred to as “PET-II” -

11.	Prof. Dr. Konrad Reinhart, Philosophenweg 17, 07743 Jena, Germany

- hereinafter referred to as “Prof. Dr. Konrad Reinhart” -

12.	Kamalaka Enterprises Limited, Susan Court B1, Triq il-Prinjolata, Ta ‘Xbiex, XbXI 1130, Malta, registered in Malta under registry number C 54041

- hereinafter referred to as “Kamalaka” -

13.	Cabita Investments Limited, Susan Court B1, Triq il-Prinjolata, Ta ‘Xbiex, XbXI 1130, Malta, registered in Malta under registry number C 58548

- hereinafter referred to as “Cabita” -

14.	Carla Comelli, Felsenstrasse 76, CH-8832 Wollerau, Switzerland

- hereinafter referred to as “Carla Comelli” -

15.	Arnd Christ, Fichtenstraße 13, 82152 Krailling, Germany

- hereinafter referred to as “Arnd Christ” -

16.	Staidson Hong Kong Investment Company Limited, 1/F 122D Ma Yautong Sai Kung N.T., Hong Kong

- hereinafter referred to as “Staidson” or “Lead Investor” -

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17.	METALL ZUG AG, Industriestrasse 66, Postfach 59, CH-6301 Zug, Switzerland, registered with the Commercial Register of the Canton Zug under CHE-101.865.948

- hereinafter referred to as “Metall Zug” -

18.	Guillermo Francisco Vogel Hinojosa, Campos Elíseos 400, Piso 17, Ciudad de México 11560, México

- hereinafter referred to as “Guillermo Vogel” -

19.	Angel Servando Sosa Hurtado, Manuel M. Solórzano 21, Ciudad de México 04730, México

- hereinafter referred to as “Angel Sosa” -

20.	Daniel Pérez Gil de Hoyos, Blvd. Adolfo López Mateos 2349, Piso 6, Ciudad de México 04500, México

- hereinafter referred to as “Daniel Perez” -

21.	Mita Maria Paola Castiglioni Grassi, Sierra Ventana 334, Ciudad de México 11000, México

- hereinafter referred to as “Mita Grassi” -

22.	Marco Simeoni, Rue du Petit Chêne 23, CH-1003 Lausanne, Switzerland

- hereinafter referred to as “Marco Simeoni” -

23.	Philippe Beal, Rue des Petites-Buttes 16B, CH-1180 Rolle, Switzerland

- hereinafter referred to as “Philippe Beal” -

24.	Pierre-Alain Racine, Chemin du Midi 3, CH-1350 Orbe, Switzerland

- hereinafter referred to as “Pierre-Alain Racine” -

25.	DocEpsilon LLC, 4251 Park Lane, Dallas, TX 75220, USA

- hereinafter referred to as “DocEpsilon” -

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26.	Romaria Investment Corp, 53rd E Street, Urb. Marbella, MMG Tower, Piso 16, Panama, registered with the Commercial Register of Panama under no. 706064

- hereinafter referred to as “Romaria” -

27.	Philippe Meyer, Rütistrasse 8, CH-8702 Zollikon, Switzerland

- hereinafter referred to as “Philippe Meyer” -

28.	Mulberry Invest AG, Kantonsstrasse 22, CH-8807 Freienbach, Switzerland, registered with the Commercial Register of the Canton Schwyz under CHE-113.025.820,

- hereinafter referred to as “Mulberry” -

29.	InflaRx GmbH, Winzerlaer Straße 2, 07745 Jena, Germany, registered with the Commercial Register of the Jena Local Court under HRB 502149.

The parties named under 1. to 3. above are hereinafter collectively referred to as the “Founders” and each individually as a “Founder”. The parties named under 15. to 28. above are hereinafter collectively referred to as the “New Investors” and each individually as a “New Investor”. The parties named under 2., 3., 5. to 7., 10., 11. and 14. to 28. above are hereinafter collectively referred to as the “Initial Series C Investors” and each individually as an “Initial Series C Investor”. The parties named under 5. to 10., 12. to 14. and 16. to 28. above are hereinafter collectively referred to as the “Financial Investors” and each individually as a “Financial Investor”. The parties named under 1. to 14. above are hereinafter collectively referred to as the “Current Shareholders” and each individually as a “Current Shareholder”. The parties named under 1. to 28. above are hereinafter collectively referred to as the “Shareholders” and each individually as a “Shareholder”. The parties named under 1. to 29. above are hereinafter collectively referred to as the “Parties” and each individually as a “Party”.

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Preamble

(A)	The Current Shareholders are the sole shareholders of InflaRx GmbH with its registered seat in Jena, Germany, registered with the Commercial Register of the Jena Local Court under HRB 502149 (hereinafter referred to as the “Company”). The object of the Company is the development, manufacture and distribution of anti-inflammatory therapeutics and diagnostics, in particular in the field of acute and chronic inflammatory diseases.

(B)	The share capital of the Company currently amounts to EUR 125,332.00, divided into 125,332 shares with a nominal value of EUR 1.00 each, is fully paid in and held exclusively by the Current Shareholders and the Company as follows:

Current Shareholder	Total Shares (EUR)	Share Numbers	Participation (%)
Prof. Dr. Niels Riedemann	11,875.00	11,899 to 23,773	9.47
Prof. Dr. Renfeng Guo	11,875.00	24 to 11,898	9.47
Nicolas Fulpius	3,125.00	23,774 to 26,898	2.49
UofM	1,250.00	73,963 to 75,212	1.00
Mark Kübler	3,480.00	70,483 to 73,962	2.78
Rolf Kübler	9,746.00	103,898 to 105,627	7.78
		59,261 to 67,276
Ammann Group	12,102.00	75,213 to 84,108	9.66
		67,277 to 70,482
KfW	19,289.00	84,109 to 103,397	15.39
PET I	24,750.00	26,899 to 51,648	19.75
PET II	14,394.00	105,628 to 116,014	11.48
		51,649 to 55,655
Prof. Dr. Konrad Reinhart	802.00	55,656 to 56,457	0.64
Kamalaka	6,924.00	116,015 to 122,938	5.52
Cabita	692.00	122,939 to 123,630	0.55
Carla ComeIli	1,725.00	123,631 to 125,355	1.38
Company (treasury shares)	3,303.00	103,398 to 103,897	2.64
		56,458 to 59,260
Total	125,332.00	--	100.00

(C)	The Company seeks growth financing in the total amount of up to approx. EUR 45,000,000.00 as a Series C round of financing against subscription of shares of a new class of Series C Preferred Shares of the Company and additional

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payments into the capital reserves of the Company within the meaning of § 272 (2) No. 4 of the German Commercial Code (HGB) to be invested in up to two closings in accordance with the terms and conditions of this “Investment and Shareholders’ Agreement Series C Preferred Shares Financing InflaRx GmbH, Jena, Germany” (hereinafter referred to as “this Agreement”, and such growth financing hereinafter referred to as the “Series C Preferred Shares Financing”). The pre-money valuation of the Company in the Series C Preferred Shares Financing shall amount to EUR 80,051,024.00 resulting in a share price of EUR 656.00 per each Series C Preferred Share with a nominal value of EUR 1.00 to be issued in the Series C Preferred Shares Financing (hereinafter referred to as the “Series C Share Price”). The Initial Series C Investors are prepared to undertake an investment of EUR 30,993,376.00 in aggregate as equity capital in the first closing of the Series C Preferred Shares Financing in accordance with the terms and conditions of this Agreement (hereinafter referred to as the “First Closing”). KfW, the other Current Shareholders and one or more further external investors shall be invited (but not obliged) to participate in the Series C Preferred Shares Financing by undertaking an investment of up to a total amount of EUR 45,000,000.00 in aggregate minus the investments by the Initial Series C Investors in the First Closing as equity capital in the Second Closing (as defined below) of the Series C Preferred Shares Financing on or before 31 October 2016 at the same terms and conditions as offered to the Initial Series C Investors in the course of the First Closing (except for those terms and conditions that are personal to the Lead Investor) and in accordance with the terms and conditions of this Agreement.

(D)	The Parties intend to lay down the principles of the legal relationship between all Shareholders as current and future shareholders of the Company.

NOW, THEREFORE, the Parties hereby enter into this Agreement.

Section I
Financing Structure

§ 1
Commitments First Closing

(1)	Each of the Initial Series C Investors undertakes individually for himself vis-à-vis each other and each of the other Shareholders, but not vis-à-vis the Company,

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to invest in the Series C Preferred Shares Financing the respective amount as stated for the respective Initial Series C Investor in the following table as capital contributions towards the share capital of the Company and additional payments into the capital reserves of the Company within the meaning of § 272 (2) No. 4 HGB in accordance with the terms and conditions of this Agreement.

Initial Series C Investor	Total (EUR)
Prof. Dr. Renfeng Guo	99,712.00
Nicolas Fulpius	399,504.00
Mark Kübler	749,808.00
Rolf Kübler	499,872.00
Ammann Group	1,499,616.00
PET-II	999,744.00
Prof. Dr. Konrad Reinhart	149,568.00
Carla Comelli	249,936.00
Arnd Christ	49,856.00
Staidson	18,099,696.00
Metall Zug	1,499,616.00
Guillermo Vogel	199,424.00
Angel Sosa	199,424.00
Daniel Pérez	149,568.00
Mita Grassi	199,424.00
Marco Simeoni	999,744.00
Philippe Beal	499,872.00
Pierre-Alain Racine	299,792.00
DocEpsilon	149,568.00
Romaria	2,999,888.00
Philippe Meyer	499,872.00
Mulberry	499,872.00
Total	30,993,376.00

(2)	The Shareholders agree that the Initial Series C Investors’ obligations under this § 1 shall exist only on the basis of a contractual agreement by and between the Initial Series C Investors and the Shareholders and not vis-à-vis the Company. The Company itself is not a party to this § 1 and shall not be entitled to demand performance of the obligations under this § 1. The claims under this § 1 shall not be assignable. This § 1 shall neither constitute a contract for the benefit of a

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third party (kein Vertrag zugunsten Dritter) nor a contract with protective effect for the benefits of third parties (kein Vertrag mit Schutzwirkung für Dritte). This § 1 shall not establish any secondary obligations within the meaning of § 3 (2) of the German Law Pertaining to Companies with Limited Liability (GmbHG). Any joint and several liability (gesamtschuldnerische Haftung) of the Initial Series C Investors under this § 1 shall be excluded.

§ 2
Share Capital Increase First Closing;
Restatement of the Articles of Association and
By-laws for the Management Board

(1)	Each of the Current Shareholders undertakes individually for himself vis-à-vis each of the other Shareholders, but not vis-à-vis the Company, to resolve unanimously and with all votes in an extraordinary Shareholders’ Meeting of the Company to be held in the form of a general meeting (Vollversammlung) immediately after the notarization of this Agreement to

a)	increase the Company’s share capital from EUR 125,332.00 by EUR 47,246.00 to EUR 172,578.00 in return for cash contributions by the issue of 47.246 new Series C Preferred Shares of the Company with a nominal value of EUR 1.00 each with the share numbers 125,356 (inclusive) through 172,601 (inclusive) and only invite the Initial Series C Investors to subscribe and to take over the new Series C Preferred Shares with a nominal value of EUR 1.00 each as set forth in the following table:

Initial Series C Investor	Series C Preferred Shares à EUR 1.00 (number)
Prof. Dr. Renfeng Guo	152
Nicolas Fulpius	609
Mark Kübler	1,143
Rolf Kübler	762
Ammann Group	2,286
PET-II	1,524
Prof. Dr. Konrad Reinhart	228
Carla Comelli	381
Arnd Christ	76

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Staidson	27,591
Metall Zug	2,286
Guillermo Vogel	304
Angel Sosa	304
Daniel Pérez	228
Mita Grassi	304
Marco Simeoni	1,524
Philippe Beal	762
Pierre-Alain Racine	457
DocEpsilon	228
Romaria	4,573
Philippe Meyer	762
Mulberry	762
Total	47,246

The new Series C Preferred Shares shall have the rights, preferences and privileges as set forth in the amended and restated Articles of Association of the Company under § 2(1)b) below and this Agreement. The new Series C Preferred Shares shall be issued for the nominal value and shall be entitled to participate in profits as from 1 January 2016. The capital contributions in the nominal value shall be paid in full and in cash within ten bank working days in Frankfurt am Main, Germany (hereinafter referred to as “Bank Working Days”) after this Agreement has come into force to the following special account for the increase of the share capital (Kapital-erhohungssonderkonto) of the Company:

Account holder:	InflaRx GmbH
Bank:	Sparkasse Jena
IBAN:	DE13 8305 3030 0018 0358 76
BIC/SWIFT:	HELADEF1JEN

b)	adopt the amended and restated Articles of Association of the Company as set forth in Annex § 2(1)b) to this Agreement (hereinafter referred to as the “Restated Articles of Association”); and

c)	adopt the By-laws for the Management Board of the Company as set forth in Annex § 2(1)c) to this Agreement.

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(2)	Each of the Shareholders undertakes individually for himself vis-à-vis each of the other Shareholders, to do or cause to be done everything necessary or appropriate for the implementation of the measures agreed in § 2(1) above.

Thus, each of the Current Shareholders undertakes individually for himself vis-à-vis each of the other Shareholders, in particular without limitation to participate in the Shareholders’ Meeting of the Company as set forth in § 2(1) above, to exercise his voting rights and other rights in such Shareholders’ Meeting in favour of the measures agreed in § 2(1) above, and to waive the subscription rights to which he is entitled for the subscription to new shares to the extent set forth in § 2(1) above.

Further, each of the Shareholders undertakes individually for himself vis-à-vis each of the other Shareholders, to refrain from any actions which could prevent or defer the implementation of the measures agreed in § 2(1) above as well as to waive the right to raise objections to, and to challenge, the resolutions of the Shareholders’ Meeting under § 2(1) above.

(3)	Each of the Initial Series C Investors undertakes individually for himself vis-à-vis each other and each of the other Shareholders, but not vis-à-vis the Company, to subscribe and to take over the new Series C Preferred Shares of the Company stated for them in the table in § 2(1)a) above, respectively, immediately after the end of the Shareholders’ Meeting under § 2(1) above and to pay in full and in cash the capital contributions in the nominal value within ten Bank Working Days after this Agreement has come into force to the special account for the increase of the share capital of the Company set forth in § 2(1)a) above. Payments shall be made exclusively to this special account; this special account must not have a debit balance immediately prior to the aforementioned payments being effected, so that the Company’s Managing Directors (Geschäftsführer) can freely dispose of the amounts paid.

(4)	Without undue delay (unverzüglich) after (i) the subscription and taking over of the new Series C Preferred Shares under § 2(1)a) above and (ii) the receipt of the total capital contributions in the nominal value for such new shares and (iii) the payment of the additional payments into the capital reserves of the Company by the Initial Series C Investors pursuant to § 4 (for the avoidance of doubt: either directly into the account of the Company or into the trust account set up by the notary as escrow agent), the Company shall apply for registration of the

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resolution to increase the Company’s share capital under § 2(1)a) above and the Restated Articles of Association with the Commercial Register and shall take all other actions and make all other declarations necessary or appropriate for the increase of the Company’s share capital under § 2(1)a) above and the Restated Articles of Association to become effective.

(5)	Should the Commercial Register make valid objections to the increase of the Company’s share capital under § 2(1)a) above and/or the Restated Articles of Association, the Shareholders undertake, as amongst each other, to remove such objections without undue delay by way of adopting the necessary resolutions in the Shareholders’ Meeting of the Company so that the purpose and intention of the provisions objected to can be achieved to the maximum permissible extent.

(6)	The Shareholders undertake vis-à-vis each other, as from the notarization of this Agreement up until the increase of the Company’s share capital under § 2(1)a) above and the Restated Articles of Association have been registered with the Commercial Register, to treat each other as if the Restated Articles of Association had already come into force upon the end of the Shareholders’ Meeting under § 2(1)a) above and each of the Initial Series C Investors had already acquired the new Series C Preferred Shares to be issued under § 2(1)a) above upon subscription, respectively, to the extent legally permissible. Thus, each of the Shareholders undertakes individually for himself vis-à-vis each of the Initial Series C Investors, as from the subscription of the new Series C Preferred Shares under § 2(1)a) above, respectively, to put each of the Initial Series C Investors internally in such position as they each would be in, if they had acquired the financial rights (Vermögensrechte) and, to the extent legally permissible, the administrative rights (Verwaltungsrechte) under this Agreement and the Restated Articles of Association resulting from the new Series C Preferred Shares to be issued under § 2(1)a) above upon subscription, respectively.

(7)	After the increase of the Company’s share capital under § 2(1)a) above has become effective, the share capital of the Company will be held exclusively by the Shareholders and the Company as follows:

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Shareholder	Total Shares (EUR)	Share Numbers	Participation (%)
Prof. Dr. Niels Riedemann	11,875.00	11,899 to 23,773	6.88
Prof. Dr. Renfeng Guo	12,027.00	24 to 11,898	6.97
		125,356 to 125,507
Nicolas Fulpius	3,734.00	23,774 to 26,898	2.16
		125,508 to 126,116
UofM	1,250.00	73,963 to 75,212	0.72
Mark Kübler	4,623.00	70,483 to 73,962	2.68
		126,117 to 127,259
Rolf Kübler	10,508.00	103,898 to 105,627	6.09
		59,261 to 67,276
		127,260 to 128,021
Ammann Group	14,388.00	75,213 to 84,108	8.34
		67,277 to 70,482
		128,022 to 130,307
KfW	19,289.00	84,109 to 103,397	11.18
PET-I	24,750.00	26,899 to 51,648	14.34
PET-II	15,918.00	105,628 to 116,014	9.22
		51,649 to 55,655
		130,308 to 131,831
Prof. Dr. Konrad Reinhart	1,030.00	55,656 to 56,457	0.60
		131,832 to 132,059
Kamalaka	6,924.00	116,015 to 122,938	4.01
Cabita	692.00	122,939 to 123,630	0.40
Carla Comelli	2,106.00	123,631 to 125,355	1.22
		132,060 to 132,440
Arnd Christ	76.00	132,441 to 132,516	0.04
Staidson	27,591.00	132,517 to 160,107	15.99
Metall Zug	2,286.00	160,108 to 162,393	1.32
Guillermo Vogel	304.00	162,394 to 162,697	0.18
Angel Sosa	304.00	162,698 to 163,001	0.18
Daniel Pérez	228.00	163,002 to 163,229	0.13
Mita Grassi	304.00	163,230 to 163,533	0.18
Marco Simeoni	1,524.00	163,534 to 165,057	0.88
Philippe Beal	762.00	165,058 to 165,816	0.44
Pierre-Alain Racine	457.00	165,817 to 166,276	0.26
DocEpsilon	228.00	166,277 to 166,504	0.13
Romaria	4,573.00	166,505 to 171,077	2.65
Philippe Meyer	762.00	171,078 to 171,839	0.44
Mulberry	762.00	171,840 to 172,601	0.44
Company (treasury shares)	3,303.00	103,398 to 103,897	1.91
		56,458 to 59,260
Total	172,578.00	--	100.00

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§ 3
Second Closing

(1)	The Parties agree that KfW, the Current Shareholders other than KfW and one or more further external investors who are approved by the Advisory Board (Beirat) of the Company with a simple majority of its members shall be invited (but not obliged) to participate in the Series C Preferred Shares Financing by undertaking an investment of up to a total amount of EUR 45,000,000.00 in aggregate minus the investments by the Initial Series C Investors in the First Closing at the terms and conditions set forth in this Agreement and the Restated Articles of Association, as amended under § 3(4) below, in case of KfW and the other Current Shareholders by notarially certified (notariell beglaubigt) declaration to the Company using the form attached as Annex § 3(1)-A to this Agreement (hereinafter referred to as the “Investment Declaration”), and in case of all other persons by acceding to this Agreement as a party with the rights and obligations of a Second Closing Investor (as defined below), a Series C Investor (as defined below), a holder of Series C Preferred Shares, a New Investor, a Financial Investor, a Shareholder and a Party, by notarial (notariell beurkundet) declaration to the Company using the form attached as Annex § 3(1)-B to this Agreement (hereinafter referred to as the “Joinder”), in each case on or before 31 October 2016 (hereinafter referred to as the “Commitment Deadline”), whereby the relevant time shall be the receipt of the relevant Investment Declaration or Joinder by the Company (hereinafter referred to as the “Second Closing”). KfW shall be admitted to an investment of up to EUR 1,500,000.00 in the Second Closing. Otherwise, the Advisory Board of the Company shall determine the total amount of the investments available in the Second Closing, whether one or more further external investors shall be admitted to an investment in the Second Closing and if applicable the investment each such external investor shall be admitted to in the Second Closing, and whether the Current Shareholders other than KfW shall be admitted to an investment in the Second Closing and the total amount of the investments available for the Current Shareholders other than KfW in the Second Closing, in each case with a simple majority of the members of the Advisory Board and subject to the approval of the Management Board of the Company. To the extent that the Current Shareholders other than KfW shall be admitted to an investment in the Second Closing and the total investment undertaken by the Current Shareholders other than KfW in the Second Closing in accordance with the preceding provisions exceeds the total amount available for the Current

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Shareholders other than KfW in the Second Closing, the Current Shareholders other than KfW undertaking an investment in the Second Closing shall be admitted to such total amount available for them in the Second Closing pro rata to the nominal value of all shares of the Company held by such Current Shareholders inter se, but in each case not more than stated in the respective Investment Declaration, unless such Current Shareholders agree otherwise. The persons admitted to and undertaking an investment in the Second Closing in accordance with the preceding provisions hereinafter also (in addition to any other definitions) collectively referred to as the “Second Closing Investors” and each individually as a “Second Closing Investor”; the Initial Series C Investors and the Second Closing Investors, if any, hereinafter collectively referred to as the “Series C Investors” and each individually as a “Series C Investor”.

All Parties hereby declare their consent, and hereby offer, to the external investors who are approved by the Advisory Board and the Management Board of the Company in accordance with the preceding provisions to accede as a party to this Agreement with the rights and obligations of a Second Closing Investor, a Series C Investor, a holder of Series C Preferred Shares, a New Investor, a Financial Investor, a Shareholder and a Party in accordance with the preceding provisions. All Parties, with the exception of the Company, hereby waive the requirement that they are notified of any Investment Declaration or Joinder under this § 3(1) pursuant to § 151 sentence 1 of the German Civil Code (Verzicht auf den Zugang der Erklärungen gemaß § 151 Satz 1 BGB), which shall become effective upon receipt by the Company of a counterpart (Ausfertigung) of such declarations in accordance with the preceding provisions.

(2)	Following the receipt of any Investment Declaration or Joinder by the Company, the Advisory Board of the Company shall determine in its sole and free discretion with a simple majority of its members whether the respective investment shall be implemented immediately or only together with any subsequent investment undertaken in the Second Closing, provided that (i) to the extent that Current Shareholders other than KfW shall be admitted to an investment in the Second Closing, all investments undertaken by the Current Shareholders other than KfW in the Second Closing shall be implemented only after the expiry of the Commitment Deadline, and (ii) all investments undertaken in the Second Closing shall be implemented without undue delay after the expiry of the Commitment Deadline unless they have already been implemented prior to that date.

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Whenever one or more investments undertaken in the Second Closing shall be implemented in accordance with the preceding provisions, the Company shall notify all Shareholders thereof in writing, by telefax or e-mail accompanied by a copy of the relevant Investment Declaration(s) and/or Joinder(s) (hereinafter referred to as a “Second Closing Notice”).

(3)	Each of the Shareholders undertakes individually for himself vis-à-vis each of the other Shareholders, but not vis-à-vis the Company, to resolve unanimously and with all votes in an extraordinary Shareholders’ Meeting of the Company to be held in the form of a general meeting as soon as practicable, but in any event not later than two calendar weeks after the receipt of the relevant Second Closing Notice, to further increase the Company’s share capital in return for cash contributions by the issue of new Series C Preferred Shares of the Company with a nominal value of EUR 1.00 each and only invite the relevant Second Closing Investor(s) to subscribe and to take over the new Series C Preferred Shares, whereby (each of) the relevant Second Closing Investor(s) shall be invited to subscribe and to take over such number of new Series C Preferred Shares with a nominal value of EUR 1.00 each that corresponds to the investment to which such Second Closing Investor shall be admitted in the Second Closing under § 3(1) above divided by EUR 656.00 and the result if necessary rounded commercially down to the next full number which is divisible by EUR 1.00. The new Series C Preferred Shares under this § 3(3) shall have the same rights, preferences and privileges as the Series C Preferred Shares issued under § 2(1)a) above. The new Series C Preferred Shares shall be issued for the nominal value and shall be entitled to participate in profits as from 1 January 2016. The capital contributions in the nominal value shall be paid in full and in cash within ten Bank Working Days after subscription to the special account for the increase of the share capital of the Company set forth in § 2(1)a) above.

(4)	Each of the Shareholders undertakes individually for himself vis-à-vis each of the other Shareholders, but not vis-à-vis the Company, to resolve the amendment of the Restated Articles of Association in each Shareholders’ Meeting under § 3(3) above as follows:

a)	Increase of the amount of the share capital of the Company and amendment of the total share numbers in § 6 (1) of the Restated Articles of Association in accordance with the volume of the relevant increase of the Company’s share capital under § 3(3) above; and

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b)	inclusion of the respective new Series C Preferred Shares to be issued under § 3(3) above as Series C Preferred Shares of the Company in § 6 (2) of the Restated Articles of Association

(the Restated Articles of Association so amended hereinafter referred to as the “Restated Articles of Association”).

(5)	§ 2(2) to (6) above shall apply mutatis mutandis; provided, however, that the obligations under § 2(6) above shall apply mutatis mutandis as from the end of the Shareholders’ Meeting under § 3(3) above.

§ 4
Non-statutory Payments into the Capital Reserves

(1)	Subject to the deductions provided for in § 28(2) below, each of the Series C Investors undertakes individually for himself vis-à-vis each other and each of the other Shareholders, but not vis-à-vis the Company, to render, in addition to the capital contributions towards the share capital in the nominal value for the new Series C Preferred Shares of the Company to be subscribed by them under § 2(1)a) or § 3(3) (if any) of this Agreement, respectively, additional payments into the capital reserves of the Company within the meaning of § 272 (2) No. 4 of the German Commercial Code (sonstige Zuzahlungen in die Kapitalrücklage der Gesellschaft gemaß § 272 Abs. 2 Nr. 4 HGB) in each case in one tranche in accordance with the following provisions.

The additional payments into the capital reserves of the Company under this § 4 shall be rendered in cash to the following bank account of the Company; the last sentence of § 2(3) above shall apply mutatis mutandis:

Account holder:	InflaRx GmbH
Bank:	Sparkasse Jena
IBAN:	DE64 8305 3030 0000 6017 30
BIC/SWIFT:	HELADEF1JEN

Each of the Initial Series C Investors shall render additional payments into the capital reserves of the Company under this § 4 in the respective amount as stated for the respective Initial Series C Investor in the following table.

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Initial Series C Investor	Payments into the Capital Reserves (EUR)
Prof. Dr. Renfeng Guo	99,560.00
Nicolas Fulpius	398,895.00
Mark Kübler	748,665.00
Rolf Kübler	499,110.00
Ammann Group	1,497,330.00
PET-II	998,110.00
Prof. Dr. Konrad Reinhart	149,340.00
Carla Comelli	249,555.00
Arnd Christ	49,780.00
Staidson	18,072,105.00
Metall Zug	1,497,330.00
Guillermo Vogel	199,120.00
Angel Sosa	199,120.00
Daniel Pérez	149,340.00
Mita Grassi	199,120.00
Marco Simeoni	998,220.00
Philippe Beal	499,110.00
Pierre-Alain Racine	299,335.00
DocEpsilon	149,340.00
Romaria	2,995,315.00
Philippe Meyer	499,110.00
Mulberry	499,110.00
Total	30,946,130.00

Each of the Second Closing Investors shall render additional payments into the capital reserves of the Company under this § 4 in each case in an amount equal to the investment to which such Second Closing Investor shall be admitted in the Second Closing under § 3(1) above less the aggregate nominal value of the new Series C Preferred Shares of the Company to be subscribed by such Second Closing Investor under § 3(3) above.

(2)	The additional payments into the capital reserves of the Company by the Initial Series C Investors under this § 4 shall become due for payment to the Company within ten Bank Working Days after this Agreement has come into force. Each Initial Series C Investor shall be entitled but not obliged to fulfil his respective obligation to render the additional payments into the capital reserves of the

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Company under this § 4 by way of payment into a trust account set up by the notary as escrow agent on the basis of the trust agreement between the respective Initial Series C Investor and the notary, provided that the escrow agent shall be obliged under the trust agreement to pay such amount, reduced by fees, charges, costs and/or negative interests incurred by the notary in connection with the trust agreement which shall be deducted by the notary from such amount, to the Company on behalf of the respective Initial Series C Investor within ten Bank Working Days after the registration of the increase of the Company’s share capital under § 2(1)a) above and the Restated Articles of Association under § 2(1)b) above and the filing of the new shareholders list showing the Initial Series C Investors’ shareholding in the Company in accordance with § 2(7) above with the Commercial Register. The obligation to render additional payments of each Initial Series C Investor to the Company’s free capital reserves according to this § 4 shall be deemed fulfilled with the payment of an amount as shown in the table in § 4(1) above into the trust account as set forth in the preceding sentence and any deductions made by the notary (e.g. for costs or negative interests) from such amount when paying it to the Company in accordance with the trust agreement shall not lead to additional payment claims of the other Shareholders under this § 4 vis-à-vis the Initial Series C Investors. The obligations of the notary under such trust agreement shall be undertaken as a true contract for the benefit of third parties (echter Vertrag zugunsten Dritter) in favor of the Shareholders with the effect that each of the Shareholders shall have an own direct claim against the notary to demand that the notary transfers the funds of the respective Initial Series C Investors into the bank account of the Company set forth in § 4(1) above and that the provisions of the trust agreement and in particular the rights of the Shareholders may not be cancelled or modified without the approval of each of the Shareholders.

(3)	The Company undertakes not to dispose of the additional payments into the capital reserves of the Company by the Initial Series C Investors under this § 4 in any way until registration of the increase of the Company’s share capital under § 2(1)a) above and the Restated Articles of Association under § 2(1)b) above and the filing of the new shareholders list showing the Initial Series C

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Investors’ shareholding in the Company in accordance with § 2(7) above with the Commercial Register. If the registration of the increase of the Company’s share capital under § 2(1)a) above and the Restated Articles of Association under § 2(1)b) above and the filing of the new shareholders list showing the Initial Series C Investors’ shareholding in the Company in accordance with § 2(7) above with the Commercial Register have not occurred by the end of 31 December 2016, or any later date mutually agreed upon between the Parties, the Shareholders shall take best efforts to procure that the additional payments into the capital reserves of the Company under this § 4 shall be repaid to the respective Initial Series C Investor within ten Bank Working Days.

(4)	The additional payments into the capital reserves of the Company by the relevant Second Closing Investor under this § 4 shall become due for payment to the Company within ten Bank Working Days after receipt of a notification from the Company in writing, by telefax or e-mail that the relevant increase of the Company’s share capital under § 3(3) above and the corresponding Restated Articles of Association under § 3(4) above have been registered and the new shareholders list showing the relevant Second Closing Investor’s shareholding in the Company resulting from the Second Closing has been filed with the Commercial Register, but by way of a condition precedent only after the passing of the resolutions of the relevant Shareholders’ Meeting under § 3(3) above and the registration of the corresponding Restated Articles of Association under § 3(4) above and the filing of the new shareholders list showing the relevant Second Closing Investor’s shareholding in the Company resulting from the Second Closing with the Commercial Register.

(5)	The Shareholders agree that the obligations of the Series C Investors to render additional payments into the capital reserves of the Company under this § 4 shall exist only on the basis of a contractual agreement by and between the Series C Investors and the Shareholders and not vis-à-vis the Company. With exception of the obligation set forth in § 4(3) above, the Company itself is not a party to this § 4 and shall not be entitled to demand the payments under this § 4. The payment claims under this § 4 shall not be assignable. This § 4 shall neither constitute a contract for the benefit of a third party nor a contract with protective effect for the benefits of third parties (kein Vertrag mit Schutzwirkung für Dritte). This § 4 shall not establish any secondary obligations within the meaning of § 3 (2) GmbHG. Any joint and several liability (gesamtschuldnerische Haftung) of the Series C Investors under this § 4 shall be excluded.

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§ 5
Use of Proceeds

The net proceeds from the Series C Preferred Shares Financing shall be used exclusively for operational and capital expenditures, general working capital purposes and investments of the Company, including in particular the funding of (i) the ongoing phase II clinical trial in complex cardiac surgery with IFX-1, (ii) up to three additional phase II clinical trials in inflammatory diseases with IFX-1, (iii) the manufacturing of IFX-1, (iv) ongoing pre-clinical research projects for IFX-1, (v) the manufacturing of IFX-2 and its pre-clinical development, (vi) the initial IFX-3 pre-clinical development and (vii) the preparation for an IPO (e.g. on NASDAQ).

§ 6
Employee Participation Programs

(1)	In section 18 of the Investment Agreement V (Beteiligungsvertrag V) dated 11 July 2014 (roll of deeds no. A.Prot. 2014/97 of the notary public Stephan Cueni, Basel, Switzerland; hereinafter referred to as the “Investment Agreement V”), the Current Shareholders and the Company have implemented a stock option plan in favour of Prof. Dr. Niels Riedemann, Prof. Dr. Renfeng Guo and further key members of the management with a total volume of 5 % of the share capital of the Company after the consummation of its Series B round of financing laid down in the Investment Agreement V, providing for stock options to acquire Common Shares of the Company against payment of the nominal value (hereinafter referred to as the “Stock Option Plan 2014”). Under the Stock Option Plan 2014, stock options for shares with a total nominal value of EUR 2,557.00 have been allocated to Prof. Dr. Niels Riedemann, stock options for shares with a total nominal value of EUR 2,557.00 have been allocated to Prof. Dr. Renfeng Guo, stock options for shares with a total nominal value of EUR 626.00 have been allocated to Arnd Christ and stock options for shares with a total nominal value of EUR 348.00 have been allocated to Othmar Zenker.

The terms and conditions of the stock options of Prof. Dr. Niels Riedemann and Prof. Dr. Renfeng Guo are laid down in section 18 of the Investment Agreement V. The Parties are in agreement that the terms and conditions laid down in section 18 of the Investment Agreement V shall continue to apply, whereby all Parties agree that all milestones A, B, C, D and E laid down in section 18.2.1 of the Investment Agreement V shall be deemed fulfilled.

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The terms and conditions of the stock options of Arnd Christ and Othmar Zenker are laid down in section 18 of the Investment Agreement V in conjunction with their respective service agreement. The Parties are in agreement that the terms and conditions laid down in section 18 of the Investment Agreement V and the respective service agreement shall continue to apply, provided that the Managing Directors (Geschäftsführer) of the Company with the approval of the Advisory Board of the Company shall be entitled to amend the terms and conditions set forth in the respective service agreement of Arnd Christ or Othmar Zenker as they deem appropriate.

In order to serve the claims of the beneficiaries under the Stock Option Plan 2014, on 11 July 2014 the Shareholders’ Meeting of the Company created an authorized capital in the total amount of up to EUR 8,000.00 as set forth in § 3 a (1) to (3) of the current Articles of Association of the Company. In the Shareholders’ Meeting under § 2(1) above, the Shareholders shall reduce this authorized capital to a total amount of up to EUR 6,088.00 and shall extend its term up until 20 July 2021, as set forth in § 6 a (1) to (3) of the Restated Articles of Association (hereinafter referred to as the “Authorized Capital 2014/I”).

The Shareholders are in agreement that the Authorized Capital 2014/I shall be maintained in order to serve the claims of the beneficiaries under the Stock Option Plan 2014, and each of the Shareholders undertakes individually for himself vis-à-vis each of the other Shareholders, to renew the Authorized Capital 2014/I at the end of its term for a further five years if and to the extent that at the end of the term of the Authorized Capital 2014/I claims of the beneficiaries under the Stock Option Plan 2014 are still outstanding; the preceding provisions shall apply mutatis mutandis in the event that at the end of the term of such successor authorized capital claims of the beneficiaries under the Stock Option Plan 2014 are still outstanding.

Each of the New Investors hereby accedes as a party to section 18 of the Investment Agreement V with the rights and obligations of a shareholder (Gesellschafter) and a party (Partei). Wherever section 18 of the Investment Agreement V refers to “Gesellschafter” and/or “Partei(en)”, both in the singular and the plural, this shall encompass each of the New Investors as well. All other Parties hereby expressly and irrevocably consent to this accession by the New Investors.

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(2)	The Shareholders agree that as a means to promote their motivation and identification, the Company shall establish a further stock option plan for present and future selected managing directors, key employees and consultants of the Company, providing for stock options to acquire Common Shares of the Company with a total nominal value equal to 10 % of the share capital of the Company after the registration of the last increase of the Company’s share capital under § 2(1)a) and § 3(3) (if any) above with the Commercial Register on a fully-diluted basis (i.e. including the Stock Option Plan 2014 and the Board Stock Options (as defined below), but excluding the Stock Option Plan 2016 (as defined below) and the treasury shares), whereby 75 % of the total volume may be granted to present and future Managing Directors and the CSO of the Company and the remaining 25 % may be granted to other beneficiaries (hereinafter referred to as the “Stock Option Plan 2016”). The terms and conditions of the Stock Option Plan 2016 shall be as set forth in Annex 6(2) to this Agreement.

In the Shareholders’ Meeting under § 2(1) above, the Shareholders shall

(i)	authorize the Advisory Board of the Company to implement, on the basis of the terms and conditions set forth in this § 6(2) and in Annex § 6(2) to this Agreement, the detailed legal structure and further terms and conditions of the Stock Option Plan 2016;

(ii)	authorize the Managing Directors of the Company with the approval of the Advisory Board or, to the extent that Managing Directors are beneficiaries, the Advisory Board to determine the selection criteria and designate each beneficiary who shall be granted stock options under the Stock Option Plan 2016, and the total number of stock options granted to them, respectively, and other terms, conditions or limitations with respect to such granting of stock options, and to grant stock options to acquire Common Shares of the Company with a total nominal value of EUR 17,585.00 to the beneficiaries in accordance with the terms and conditions set forth in this § 6(2), Annex § 6(2) to this Agreement, (i) above and this (ii); and

(iii)	create a further authorized capital in order to serve the claims of the beneficiaries under the Stock Option Plan 2016, as set forth in § 6 a (4) of the Restated Articles of Association.

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The Shareholders shall endeavour to ensure that the Stock Option Plan 2016 will be implemented by the Advisory Board by 30 September 2016 at the latest.

In each Shareholders’ Meeting under § 3(3) above, the Shareholders shall increase the volume of the authorization to grant stock options under (ii) above and the amount of the further authorized capital under (iii) above in each case by one tenth of the volume of the relevant increase of the Company’s share capital under § 3(3) above.

The fifth sub-paragraph of § 6(1) above shall apply mutatis mutandis.

(3)	The Shareholders agree that the Company shall establish a further stock option plan for the current members of its Advisory Board Nicolas Fulpius, Mark Kübler and Katrin Uschmann providing for stock options to acquire Common Shares of the Company with a total nominal value of EUR 484.00 against payment of the nominal value, whereby stock options for shares with a total nominal value of EUR 217.00 shall be allocated to Nicolas Fulpius, stock options for shares with a total nominal value of EUR 87.00 shall be allocated to Mark Kübler and stock options for shares with a total nominal value of EUR 180.00 shall be allocated to Katrin Uschmann (hereinafter referred to as the “Board Stock Options”; the Stock Option Plan 2014, the Stock Option Plan 2016 and the Board Stock Options hereinafter collectively referred to as the “ESOP”). The Board Stock Options shall be fully vested as of the date of grant. The Board Stock Options shall be exercisable at the same time as the stock options of Prof. Dr. Niels Riedemann under the Stock Option Plan 2014. The terms and conditions of the Stock Option Plan 2014 shall apply mutatis mutandis to the Board Stock Options.

In the Shareholders’ Meeting under § 2(1) above, the Shareholders shall

(i)	implement the Board Stock Options in accordance with the terms and conditions set forth in this § 6(3) and authorize and direct the Managing Directors of the Company to execute in the name and on behalf of the Company the corresponding option agreements with the beneficiaries of the Board Stock Options in accordance with the terms and conditions set forth in this § 6(3); and

(ii)	create a further authorized capital in order to serve the claims of the beneficiaries under the Board Stock Options, as set forth in § 6 a (5) of the Restated Articles of Association.

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The fifth sub-paragraph of § 6(1) above shall apply mutatis mutandis.

(4)	Each of the Shareholders hereby expressly accepts the dilution of his participation in the Company which the ESOP entails. § 2(2) to (6) above shall apply mutatis mutandis.

§ 7
Classes of Shares

(1)	The shares of the Company to be issued to the Series C Investors under § 2(1)(a) and § 3(3) (if any) above and any and all other shares of the Company which under the provisions of this Agreement shall be Series C Preferred Shares of the Company are hereinafter – including after a split or consolidation of such shares – collectively referred to as the “Series C Preferred Shares” and each individually as a “Series C Preferred Share”.

(2)	The existing shares of the Company with the share numbers 65,289 (inclusive) through 70,482 (inclusive), 80,647 (inclusive) through 84,108 (inclusive), 94,742 (inclusive) through 103,397 (inclusive) and 103,898 (inclusive) through 125,355 (inclusive) and any and all other shares of the Company which under the provisions of this Agreement shall be Series B Preferred Shares of the Company are hereinafter – including after a split or consolidation of such shares – collectively referred to as the “Series B Preferred Shares” and each individually as a “Series B Preferred Share”.

(3)	The existing shares of the Company with the share numbers 9,424 (inclusive) through 11,898 (inclusive), 21,249 (inclusive) through 23,773 (inclusive), 26,399 (inclusive) through 62,163 (inclusive), 70,483 (inclusive) through 80,646 (inclusive), 84,109 (inclusive) through 94,741 (inclusive) and 103,398 (inclusive) through 103,897 (inclusive) and any and all other shares of the Company which under the provisions of this Agreement shall be Series A Preferred Shares of the Company are hereinafter – including after a split or consolidation of such shares – collectively referred to as the “Series A Preferred Shares” and each individually as a “Series A Preferred Share”. The Series C Preferred Shares, the Series B Preferred Shares and the Series A Preferred Shares are hereinafter collectively referred to as the “Preferred Shares” and each individually as a “Preferred Share”.

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(4)	All other shares of the Company which shall not be Series C Preferred Shares under § 7(1) above, Series B Preferred Shares under § 7(2) above or Series A Preferred Shares under § 7(3) above are hereinafter – including after a split or consolidation of such shares – collectively referred to as the “Common Shares” and each individually as a “Common Share”.

Section II
Representations and Warranties

§ 8
Current Shareholders’ Representations and Warranties

(1)	Subject to the following provisions of this § 8 as well as the provisions of § 10 below, each of the Current Shareholders severally and not jointly (als Einzelschuldner) hereby represents and warrants to each of the Series C Investors in the form of an independent guarantee (selbstständiges Garantieversprechen) within the meaning of § 311 (1) of the German Civil Code (BGB) and with the legal consequences, and only with the legal consequences, set forth in § 8(2) below, that all of the following statements are fully true and correct with respect to his capacity and his title to shares of the Company as of the date of the notarization of this Agreement (hereinafter collectively referred to as the “Current Shareholders’ Representations and Warranties” and each individually as a “Current Shareholders’ Representation and Warranty”):

a)	The respective Current Shareholder is the unlimited and unencumbered sole legal and beneficial owner of all of the shares of the Company and the corresponding voting rights as set forth opposite the name of the respective Current Shareholder in the table in the Preamble to this Agreement;

b)	the shares of the Company held by the respective Current Shareholder have not been pledged (verpfandet) or otherwise encumbered (belastet) and, save as provided otherwise in the current Articles of Association of the Company or the Investment Agreement V, such shares are free and clear of any and all third party rights and transfer restrictions, and the respective Current Shareholder may freely dispose of such shares without requiring the consent of any third party or violating any third party rights, and no third party is entitled to exercise any pre-emptive rights, rights of first

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refusal, option or other rights to purchase or acquire any shares of the Company held by the respective Current Shareholder;

c)	the respective Current Shareholder has full power and authority to enter into and perform this Agreement, and this Agreement constitutes valid and binding obligations of the respective Current Shareholder in accordance with the terms herein, and the execution and performance of this Agreement by the respective Current Shareholder does not require the approval or consent by any governmental authority or other third party.

(2)	In the event that the Current Shareholders’ Representations and Warranties of any Current Shareholder are not fully true and correct, each of the Series C Investors shall be entitled to demand from the respective Current Shareholder to remedy the inaccuracy and/or incorrectness of such Current Shareholders’ Representations and Warranties within a reasonable period of time, which shall not exceed 30 Bank Working Days after the receipt of such demand, in such a way that the respective Current Shareholder brings about the situation which would have existed, had the respective Current Shareholders’ Representations and Warranties been fully true and correct (restitution in kind; Naturalrestitution). Should the respective Current Shareholder not remedy the inaccuracy and/or incorrectness of such Current Shareholders’ Representations and Warranties within such period of time or should such remedy be impossible, then each of the Series C Investors shall have the right to demand compensation for damages in cash (Schadensersatz in Geld) from the respective Current Shareholder in such a way that such Current Shareholder shall place the Series C Investors in such position in which the Series C Investors would economically have been in, had the respective Current Shareholders’ Representations and Warranties been fully true and correct. The right to demand compensation for damages in cash under this § 8(2) shall include all damages recoverable in accordance with the provisions of §§ 249 et seq. BGB.

(3)	The liability of each of the Current Shareholders under this § 8 shall be limited to an amount equal to the investment actually rendered by the respective Series C Investor under this Agreement.

The limitations under this § 8(3) shall not apply to any claims based on a wilful (vorsätzlich) or gross negligent (grob fahrlässig inaccuracy and/or incorrectness of any of the Current Shareholders’ Representations and Warranties.

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(4)	All claims to which the Series C Investors may be entitled under this § 8 (with the exception of claims based on a wilful or gross negligent inaccuracy and/or incorrectness of any of the Current Shareholders’ Representations and Warranties) shall be time-barred under the statute of limitations (verjähren) three years after the notarization of this Agreement. § 202 BGB shall remain unaffected.

§ 9
Business Representations and Warranties

(1)	Subject to the following provisions of this § 9 as well as the provisions of § 10 below, the Company hereby represents and warrants to each of the Series C Investors in the form of an independent guarantee within the meaning of § 311 (1) BGB and with the legal consequences, and only with the legal consequences, set forth in § 9(3) below, that all of the statements which are in detail included in Annex § 9(1) to this Agreement are fully true and correct as of the date of the notarization of this Agreement (hereinafter collectively referred to as the “Business Representations and Warranties” and each individually as a “Business Representation and Warranty”; the Current Shareholders’ Representations and Warranties and the Business Representations and Warranties hereinafter collectively referred to as the “Representations and Warranties” and each individually as a “Representation and Warranty”).

(2)	Claims under this § 9 may only be brought, if and to the extent that the aggregate loss arising as a result of all breaches of the Business Representations and Warranties exceeds in total the amount of EUR 100,000.00 (Freibetrag); if this limit is exceeded, then the loss arising and exceeding such amount of EUR 100,000.00 shall be compensated in accordance with § 9(3) below.

The limitations under this § 9(2) shall not apply to any claims based on a wilful or gross negligent inaccuracy and/or incorrectness of any of the Business Representations and Warranties.

(3)	In the event that the Business Representations and Warranties are not fully true and correct, the Shareholders shall resolve in favour of an increase of the Company’s share capital (hereinafter referred to as the “Guarantee Share Capital Increase”) upon the demand of one or more of the Series C Investors. The Guarantee Share Capital Increase shall be resolved and consummated without undue delay after the demand by any of the Series C Investors. Each of the Series C Investors individually may request his participation in the Guarantee Share Capital Increase without being obliged to do so. As part of the Guarantee Share Capital Increase, the

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Series C Investors, who request this, shall be invited to subscribe and to take over such number of new Series C Preferred Shares of the Company with a nominal value of EUR 1.00 each in return for cash contributions in payment of the nominal value without premium or any other contributions to the capital reserves of the Company, by means of which they shall receive such participation in the Company’s share capital as they each would have held, if they had invested the funds (capital contributions in the nominal value and additional payments into the capital reserves of the Company pursuant to § 272 (2) No. 4 HGB) provided under this Agreement and the additional funds provided in the Guarantee Share Capital Increase from the start at the Reduced Valuation (as defined below); the subscription rights of the other Shareholders shall be excluded. § 2(2) to (6) above shall apply mutatis mutandis.

The “Reduced Valuation” shall be equal to a pre-money valuation of the Company of EUR 80,051,024.00 undiluted less the total amount of all damages arising as a result of all breaches of the Business Representations and Warranties; provided, however, that such pre-money valuation shall not be reduced by more than EUR 5,000,000.00, provided that the limitations under this § 9(3) shall not apply to any claims based on a wilful or gross negligent inaccuracy and/or incorrectness of any of the Business Representations and Warranties. If the Parties cannot agree on the Reduced Valuation within two calendar weeks after any of the Series C Investors has demanded a Guarantee Share Capital Increase, then the Reduced Valuation shall be determined by an independent expert acting as arbitration expert (Schiedsgutachter) who shall be appointed by the Advisory Board of the Company by way of simple majority resolution. The determination by the arbitration expert shall be final and binding on all Parties. The costs of the arbitration expert shall be borne by the Parties applying §§ 91 et seq. of the German Code of Civil Procedure (ZPO) mutatis mutandis.

(4)	All claims to which the Series C Investors may be entitled under this § 9 (with the exception of claims based on a wilful or gross negligent inaccuracy and/or incorrectness of any of the Business Representations and Warranties) shall be time-barred under the statute of limitations three months after the delivery to the Shareholders of the Company’s audited annual financial statements for the business year ending on 31 December 2016. § 202 BGB shall remain unaffected.

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§ 10
General Limitations

(1)	The Representations and Warranties and the right to demand damages in relation thereto constitute a special agreement negotiated and agreed upon between the Parties specifically for the purposes of the transactions contemplated by this Agreement in accordance with § 311 (1) BGB. Further, the Representations and Warranties are subject to all the limitations set forth in this Agreement, in particular without limitation any limitation set forth in the respective statement contained in § 8(1) or § 9(1) above or in Annex § 9(1) to this Agreement and the limitations on damages set forth in § 8 and § 9 above and this § 10. The Parties agree that none of the Representations and Warranties constitutes a guarantee with respect to the quality of the object of sale (Garantie für die Beschaffenheit der Sache) within the meaning of § 444 2nd alternative BGB nor a guarantee with respect to the quality of the purchase object (Beschaffenheitsgarantie) within the meaning of § 443 BGB. The legal consequences of a possible violation of the Representations and Warranties shall be determined exclusively pursuant to § 8 to § 10 of this Agreement. The Parties further agree that the provisions of §§ 434 to 453 BGB relating to defects in quality or in title shall not apply to any Representation and Warranty. Claims of the Series C Investors for a breach of the Business Representations and Warranties shall be excluded to the extent that the respective Series C Investor had positive knowledge (positive Kenntnis) of the circumstances underlying such breach; the contents of the virtual data room operated by the Company at “netfiles GmbH”, to which all Series C Investors who requested this have been granted access, shall be deemed to be known by all Series C Investors. Likewise, claims of the Series C Investors for a breach of the Business Representations and Warranties shall be excluded with respect to such circumstances which are fairly disclosed in this Agreement or one of the Annexes or Exhibits hereto. §§ 377 et seq. HGB shall not apply.

(2)	The Parties agree that the Current Shareholders do not give any representations, warranties, guarantees and indemnifications, whether expressly or implied, other than the Current Shareholders’ Representations and Warranties, and that the Company does not give any representations, warranties, guarantees and indemnifications, whether expressly or implied, other than the Business Representations and Warranties. Except as set forth in § 8 to § 10 of this Agreement and for any claims based on fraud or wilful or gross negligent misconduct which shall

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remain unaffected, any and all other rights and remedies of any legal nature which the Series C Investors may have against the Current Shareholders and/or the Company with respect to a breach of Representations and Warranties, irrespective of which nature, amount or legal basis, are hereby expressly waived and excluded to the maximum permissible extent. Further, except as set forth in § 8 to § 10 of this Agreement and for any claims based on fraud or wilful or gross negligent misconduct which shall remain unaffected, any and all claims and rights of the Series C Investors under and in connection with this Agreement, irrespective of which nature, amount or legal basis, are hereby expressly waived and excluded to the maximum permissible extent, in particular, without limitation, claims under pre-contractual fault (§ 311 (2) and (3) BGB), frustration of contract (Störung der Geschäftsgrundlage), breach of contract (Pflichtver-letzung aus dem Schuldverhaltnis), supplementary performance (Nacherfüllung), the right to reduce the price (Minderung) and/or the right to avoid (Anfechtung) or to rescind (Rücktritt) this Agreement, and any liability in tort (Deliktshaftung).

Section III
Restrictions on Disposals of Shares

§ 11
Lock-up

Without prejudice to (i) the co-sale rights under § 13 below, (ii) the drag-along rights under § 14 below and (iii) the permitted transfers under § 15 below, which shall not be subject to this § 11, the sale, transfer or other disposal of shares of any class of the Company by a Shareholder on or before 21 July 2019 shall require the express prior written consent of Shareholders individually or collectively holding 70 % or more (according to their nominal value) of all issued shares of the Company, voting together as one class, whereby the Shareholder intending to sell, transfer or otherwise dispose of shares of the Company shall be entitled to vote. This shall apply mutatis mutandis to the conclusion, termination, transfer and amendment of sub-participations and trust agreements as well as the pledging or encumbrance of shares of any class of the Company by a Shareholder on or before 21 July 2019. If the necessary consent under this § 11 has been given, then the respective Shareholder is free to dispose of his shares of the Company, provided that the provisions in § 12, § 13, § 16(1) and § 17 of this Agreement are complied with. This provision shall automatically cease to have any effect upon an IPO (as defined in § 19).

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§ 12
Rights of First Refusal

(1)	If any of the Shareholders (hereinafter referred to as the “Selling Shareholder”) intends to transfer (including by way of a swap or contribution) his shares of any class of the Company in whole or in part with or without consideration to another Shareholder or a third party (hereinafter referred to as the “Potential Purchaser”), then he is under an obligation to inform all Shareholders and the Company of such intent without undue delay and in writing, by telefax or e-mail (hereinafter referred to as “Text Form”, and such information to all Shareholders and the Company hereinafter referred to as the “Notification”). The Notification shall include in particular the name/firm and address/registered office of the Selling Shareholder and the Potential Purchaser, the number/nominal value and class of the shares of the Company intended to be transferred, the purchase price or other consideration and the due date for payment together with any representations, warranties, indemnities and other claims to be given or declared by the Selling Shareholder and the Potential Purchaser as well as the remedies available in case of a breach thereof. In the event that non-monetary consideration is provided for, the Selling Shareholder shall state the equivalent monetary value of such non-monetary consideration for the purposes of the rights of first refusal set forth below. The value of non-monetary consideration shall be determined in accordance with the respective consideration’s fair market value. The Advisory Board of the Company, by way of simple majority resolution, shall instruct an independent expert (e.g. an auditor) acting as arbitration expert to submit a report and make a determination on the fair market value of such consideration unless otherwise agreed by the relevant parties. The costs incurred as a result of instructing such expert shall be borne by the Selling Shareholder. The results of such report and determination shall be final and binding on all Parties with respect to the fair market value of the consideration payable for the purposes of the rights of first refusal set forth below.

(2)	If any of the Shareholders intends to transfer (including by way of a swap or contribution) his shares of any class of the Company in whole or in part with or without consideration to another Shareholder or a third party, all Shareholders other than the Selling Shareholder (hereinafter collectively referred to as the “Other Shareholders” and each individually as an “Other Shareholder”) shall have a right of first refusal as set forth in the following provisions to acquire the

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shares of the Company which the Selling Shareholder intends to transfer, at the terms and conditions set forth in the Notification as possibly amended by the determination of the fair market value of non-monetary consideration by the independent expert under § 12(1) above. Within four (4) weeks after the later of (i) the receipt by the respective Other Shareholder of the Notification and (ii) the delivery of the report by the independent expert under § 12(1) above, if any, (hereinafter referred to as the “Exercise Period”) each Other Shareholder shall state in writing to the Company whether he is willing to acquire that portion of the shares of each class of the Company which the Selling Shareholder intends to transfer, which corresponds to the total nominal value of all shares of the Company held by the respective Other Shareholder in proportion to the total nominal value of all shares of the Company held by all Other Shareholders inter se, in whole or in part in accordance with this § 12 (hereinafter referred to as the “Purchase Statement”). The Purchase Statement shall be binding in accordance with the following provisions. After the expiry of the Exercise Period for all Other Shareholders, the Company shall inform all Shareholders without undue delay and in Text Form of the aggregate number/nominal value of the shares of each class of the Company for which the rights of first refusal under this § 12(2) have been exercised and by whom (hereinafter referred to as the “Exercise Statement”).

(3)	If not all Other Shareholders have exercised their right of first refusal under § 12(2) above in whole, the Other Shareholders who have exercised their right of first refusal under § 12(2) above in whole (hereinafter collectively referred to as the “Exercising Shareholders” and each individually as an “Exercising Shareholder”) shall have an extended right of first refusal as set forth in the following provisions to acquire the remaining shares of the Company which the Selling Shareholder intends to transfer and for which the rights of first refusal under § 12(2) above have not been exercised, at the terms and conditions set forth in the Notification as possibly amended by the determination of the fair market value of non-monetary consideration by the independent expert under § 12(1) above. Within two (2) weeks after the receipt by the respective Other Shareholder of the Exercise Statement (hereinafter referred to as the “Extended Exercise Period”) each Exercising Shareholder shall state in writing to the Company the maximum number/nominal value of shares of each class of the Company for which the rights of first refusal under § 12(2) above have not been exercised and which such Exercising Shareholder is willing to additionally acquire

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(hereinafter referred to as the “Acquisition Limit”) in accordance with this § 12 (hereinafter referred to as the “Extended Purchase Statement”). The Extended Purchase Statement shall be binding in accordance with the following provisions. After the expiry of the Extended Exercise Period for all Exercising Shareholders, the Company shall inform all Shareholders without undue delay and in Text Form of the aggregate number/nominal value of the shares of each class of the Company for which the extended rights of first refusal under this § 12(3) have been exercised and by whom (hereinafter referred to as the “Extended Exercise Statement”).

(4)	If the aggregate Acquisition Limits for all classes of shares of the Company are equal to or exceed the aggregate number/nominal value of the shares of the respective class of the Company for which the rights of first refusal under § 12(2) above have not been exercised, the Other Shareholders who have issued a Purchase Statement shall be entitled and obliged to acquire from the Selling Shareholder the shares of the Company which the Selling Shareholder intends to transfer pursuant to the Notification in accordance with the following provisions: All Other Shareholders who have issued a Purchase Statement shall be entitled and obliged to acquire from the Selling Shareholder that portion of the shares of each class of the Company which the Selling Shareholder intends to transfer pursuant to the Notification in accordance with their respective Purchase Statement, and in addition the Exercising Shareholders who have issued an Extended Purchase Statement shall be entitled and obliged to acquire from the Selling Shareholder the remaining shares of each class of the Company which the Selling Shareholder intends to transfer pursuant to the Notification and for which the rights of first refusal under § 12(2) above have not been exercised, each of these Exercising Shareholders limited to such Exercising Shareholder’s Acquisition Limit, and up to such Acquisition Limit with respect to each class of shares of the Company pro rata to the nominal value of all shares of the Company held by such Exercising Shareholders inter se unless such Exercising Shareholders agree otherwise. Indivisible fractional amounts shall be purchased by the Other Shareholder who issued his Purchase Statement or Extended Purchase Statement, as applicable, first; whereby the relevant time shall be the receipt of the Purchase Statement or Extended Purchase Statement, as applicable, by the Company. The Selling Shareholder as well as the Other Shareholders who are entitled and obliged to acquire from the Selling Shareholder the shares of the Company which the Selling Shareholder intends to transfer pursuant to the

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Notification under the preceding sentences shall without undue delay and in any event within two (2) weeks after the receipt of the Extended Exercise Statement enter into a notarized share sale and transfer agreement in accordance with the terms and conditions set forth in the Notification as possibly amended by the determination of the fair market value of non-monetary consideration by the independent expert under § 12(1) above, the respective Purchase Statement and, if applicable, Extended Purchase Statement and the allocation of shares of the Company pursuant to this § 12(4). For the avoidance of doubt, such share sale and transfer agreement shall only be entered into if the necessary consent under § 11 above has been given.

(5)	If the aggregate Acquisition Limits for any class of shares of the Company fall short of the aggregate number/nominal value of the shares of such class of the Company for which the rights of first refusal under § 12(2) above have not been exercised, no rights of first refusal shall apply at all. In such event, the Selling Shareholder, subject to the co-sale rights pursuant to § 13 below, and the other Shareholders, who exercise such co-sale rights, shall be entitled to transfer their shares of the Company to the Potential Purchaser, but only in strict compliance with the terms and conditions stated in the Notification (as possibly amended by the determination of the fair market value of non-monetary consideration by the independent expert under § 12(1) above) as well as the provisions of § 16(1) and § 17 below, during a period of two months after the receipt of the Extended Exercise Statement. A notarized certified copy of the contract concluded between the Selling Shareholder and the other Shareholders, if applicable, on the one hand and the Potential Purchaser on the other hand shall be submitted for review to all other Shareholders. For the avoidance of doubt, such a transfer shall not be permitted, unless the necessary consent under § 11 above has been given.

§ 13
Co-sale Rights

(1)	All Shareholders shall be entitled to demand from a Selling Shareholder, who has made a Notification and under § 12(5) above is entitled to transfer shares of the Company to the Potential Purchaser, the co-sale of the shares of the Company held by the respective Shareholder in accordance with the terms and conditions set forth in the Notification as possibly amended by the determination of the fair

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market value of non-monetary consideration by the independent expert under § 12(1) above, to the extent desired by the respective Shareholder. Such co-sale right is to be exercised by way of written declaration, such declaration setting forth the maximum (and, if desired, minimum) number/nominal value and class of the shares of the Company the respective Shareholder wishes to be co-sold. The said notification is to be submitted to the Company within four (4) weeks after the later of (i) the receipt by the respective Shareholder of the Notification and (ii) the delivery of the report by the independent expert under § 12(1) above, if any, and may be made jointly with the issuance of a Purchase Statement pursuant to § 12(2) above. In the Exercise Statement, the Company shall inform all Shareholders about the extent and content of all requests for the co-sale of shares of the Company that have been made within said four-weeks-period.

(2)	If the Potential Purchaser is not willing to purchase the shares of the Company from the Selling Shareholder and the shares of the Company the co-sale of which is demanded pursuant to § 13(1) above, save for the provision set forth in § 13(4) below, the Selling Shareholder is obliged, upon request of the respective Shareholders who have exercised their co-sale right, to transfer his own shares of the Company and the shares of the Company the co-sale of which has been demanded pro rata to the nominal value of the shares of the Company held by the Selling Shareholder and such Shareholders who have exercised their co-sale right inter se unless such Shareholders demand the co-sale of all their shares of the Company in accordance with the following provisions.

(3)	Before transferring and after having received the notification that rights of co-sale have been exercised, the Selling Shareholder is obliged to inform the Shareholders who have exercised their co-sale right of the total number/nominal value of shares of the Company that the Potential Purchaser wishes to acquire. If the Potential Purchaser does not wish to acquire all the shares of the Company that the Shareholders who have exercised their co-sale right demand to be included in the sale, the Shareholders exercising their co-sale right must inform the Selling Shareholder within two weeks after receipt of the notification under the preceding sentence, whether they request to sell their shares of the Company on a pro rata basis according to § 13(2) above or all their shares of the Company pursuant to § 13(4) below; such request shall be binding on the Selling Shareholder.

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(4)	In the event that the Potential Purchaser is a competitor of the Company or a company affiliated with a competitor of the Company within the meaning of §§ 15 et seq. of the German Stock Corporation Act (AktG), the co-sale right may be exercised with respect to all of the shares of the Company held by the respective Shareholder, irrespective of the class, and the transfer by the Selling Shareholder to the Potential Purchaser shall only be permitted if the Potential Purchaser takes all shares of the Company of a Shareholder who has exercised his co-sale right and requests the co-sale of all his shares of the Company. Sentence 1 shall also apply in the event that the Potential Purchaser, even if not a competitor of the Company or a company affiliated with a competitor of the Company, would hold, directly and/or indirectly, 50 % or more of the share capital of the Company after the acquisition of the shares of the Company from the Selling Shareholder and from the Shareholders who have exercised their co-sale right on a pro rata basis under § 13(2) above. The preceding provisions shall also apply when the Potential Purchaser is already a minority shareholder of the Company and would, after the acquisition of the shares of the Company from the Selling Shareholder and from the Shareholders who have exercised their co-sale right on a pro rata basis under § 13(2) above, hold, directly and/or indirectly, 50 % or more of the share capital of the Company. If the terms of the transaction(s) which trigger the right of the other Shareholders to co-sell their shares of the Company are, without any justified reason, less favourable than the terms of earlier transactions with the Potential Purchaser, the terms of the earlier transactions, and if there have been several earlier transactions, the weighted average, shall apply to the co-sale right of the other Shareholders. For the purposes of the preceding provisions, shares of the Company already held and/or to be acquired in connection with such acquisition by a company affiliated with the Potential Purchaser or a person acting in concert with the Potential Purchaser shall be deemed to be held by the Potential Purchaser. For the purpose of this provision, a “competitor” is a firm, body corporate or person which offers a similar product, whether marketed, commercialized or under development, or service as the Company at the time of the relevant transfer (i.e. drug development, drug marketing and commercialization or manufacturing in the field of acute and chronic inflammatory diseases). For the avoidance of doubt, the Parties acknowledge that neither Staidson (Beijing) Biopharmaceutical Company Limited nor Staidson shall be deemed to be a competitor of the Company.

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(5)	All terms and conditions for the transfer of shares of the Company in compliance with this § 13 shall equal the terms and conditions which apply to the transfer of shares of the Company by the Selling Shareholder.

§ 14
Drag-along Rights

(1)	In the event that Shareholders individually or collectively holding 70 % or more (according to their nominal value) of all issued shares of the Company, voting together as one class, (hereinafter referred to as the “Drag-along Majority”) consent at any time and from time to time to (i) the disposal of all shares of the Company (also by way of a swap, contribution or merger), (ii) the disposal (including by way of exclusive license(s)) of all or substantially all of the tangible and intangible assets of the Company (calculated at fair market values and irrespective of whether such assets may be shown in the Company’s financial statements under applicable generally accepted accounting principles) (also by way of a swap, contribution or merger) or (iii) a transformation of the Company within the meaning of § 1 of the German Act on Transformations of Companies (UmwG) except for a conversion (formwechselnde Umwandlung), then any and all Shareholders shall be obliged to dispose of all their shares of the Company or to participate in the asset deal or transformation on the same (pro rata) terms and conditions in accordance with the following provisions of this § 14.

(2)	In the event that a draft contract meets all of the following requirements, the Drag-along Majority shall be entitled to demand from any and all Shareholders that they enter into the contract with the acquirer or submit a corresponding firm offer to the prospective acquirer within five calendar days of the receipt of the draft contract:

a)	the Drag-along Majority agrees to the draft contract including the related terms and conditions;

b)	all shares of the Company or all or substantially all of the tangible and intangible assets of the Company (calculated at fair market values and irrespective of whether such assets may be shown in the Company’s financial statements under applicable generally accepted accounting principles) shall be included in the transaction;

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c)	the acquirer’s consideration shall be in cash and/or in a divisible consideration in kind (e.g. shares) and shall be distributed among the Shareholders in accordance with § 21 below;

d)	the consideration distributed to each Shareholder in accordance with § 21 below shall be in cash and/or in a divisible and liquid consideration in kind (e.g. publicly traded shares) to the extent required to timely pay any and all taxes and other charges accruing to the respective Shareholder as a result of the transaction; and

e)	the liability of each Shareholder for representations, warranties, indemnities and other claims granted to the acquirer in connection with the transaction shall be limited at most to the proceeds of such Shareholder; moreover, none of the Shareholders shall be obliged to grant any representations, warranties, guarantees or indemnities other than with respect to the title in, and third party rights regarding, the shares of the Company sold by the respective Shareholder and their respective capacity to enter into the contract.

(3)	Each of the Shareholders shall, according to the terms and conditions agreed upon by the Drag-along Majority, without undue delay submit all declarations and take all measures which the implementation of the transaction under § 14(1) above requires, in particular without limitation pass shareholders’ resolutions (in particular without limitation under § 13 (3) of the Restated Articles of Association) or apply for required court or administrative orders.

(4)	In the event that the prospective acquirer (i) is an Affiliate of a Shareholder or (ii) acts commercially for the account of a Shareholder, such Shareholder shall not be entitled to participate in any decision with respect to a transaction under § 14(1) above and the Drag-along Majority shall be calculated on the basis of the remaining shares of the Company excluding the shares of the Company held by such Shareholder.

(5)	§ 11, § 12, § 13 and § 16(1) of this Agreement shall not apply to any transaction under this § 14. This § 14 shall take precedence over § 13 (3) of the Restated Articles of Association.

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§ 15
Permitted Transfers

(1)	The Financial Investors may at any time and from time to time transfer their respective participations in the Company held by them in whole or in part to other persons, entities or firms (whether corporate or otherwise) which are in each case affiliated with the transferring Investor within the meaning of §§ 15 et seq. AktG, without § 11, § 12 and § 13 of this Agreement being applicable to such transfers; provided, however, that in the event that such transferee ceases to be affiliated with the transferring Financial Investor within the meaning of §§ 15 et seq. AktG, it shall transfer the shares of the Company back to the transferring Financial Investor or another person, entity or firm which is affiliated with the transferring Financial Investor within the meaning of §§ 15 et seq. AktG. This shall apply mutatis mutandis to transfers of shares, which the Financial Investors carry out in favour of other funds, partnerships, investment vehicles or other entities (whether corporate or otherwise) whose business is managed by the transferring Financial Investor or a person, entity or firm affiliated with the transferring Financial Investor within the meaning of §§ 15 et seq. AktG or a general partner or managing limited partner or management company of the transferring Financial Investor. This § 15(1) shall not apply to the transfer to a portfolio company of the respective Financial Investor. The persons, funds, partnerships, investment vehicles, entities and firms named under the 1st and 2nd sentence of this § 15(1), in each case excluding portfolio companies of the respective Investor, are hereinafter collectively referred to as the “Affiliates” and each individually as an “Affiliate”.

(2)	Mark Kübler, Rolf Kübler, Carla Comelli and Romaria may at any time and from time to time transfer their respective participations in the Company held by them in whole or in part to each other, without § 11, § 12 and § 13 of this Agreement being applicable to such transfers.

(3)	The Founders may at any time and from time to time transfer their respective participations in the Company held by them in whole or in part to each other, without § 11, § 12 and § 13 of this Agreement being applicable to such transfers.

(4)	During the lock-up period pursuant to § 11, each of Prof. Dr. Niels Riedemann and Prof. Dr. Renfeng Guo may at any time and from time to time transfer up to

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50 % of his respective participation in the Company held by him after the increase of the Company’s share capital pursuant to § 2(1)a) above to other Shareholders, without § 11, § 12 and § 13 of this Agreement being applicable to such transfers. After expiry of the lock-up period pursuant to § 11, each of Prof. Dr. Niels Riedemann and Prof. Dr. Renfeng Guo may at any time and from time to time transfer his respective participation in the Company held by him in whole or in part to other Shareholders, without § 11, § 12 and § 13 of this Agreement being applicable to such transfers.

§ 16
Accession of Future Shareholders to this Agreement

(1)	The Parties agree that each future shareholder of the Company, including shareholders acquiring shares under § 15 above, may and must accede as a party to this Agreement prior to or concurrently with the acquisition of shares of the Company, with the rights and obligations which correspond to those of his respective legal predecessor. Each of the Shareholders shall be entitled and obliged to transfer his rights and obligations under this Agreement together with the shares of the Company to which such rights and obligations relate, provided that such transfer of shares of the Company occurs in accordance with the provisions of this Agreement and the Restated Articles of Association. Each of the Parties hereby declares his consent, and hereby offers, to such acquirers of shares of the Company to so accede as a party to this Agreement and to such transferring Shareholder to so cease to be a party to this Agreement, provided that such transfer of shares of the Company occurs in accordance with the provisions of this Agreement and the Restated Articles of Association. Each of the Parties, with the exception of the Company, waives the requirement that they are notified of such accession and leaving pursuant to § 151 sentence 1 BGB (Verzicht auf den Zugang der Beitritts- and Austrittserklärung gemäß § 151 Satz 1 BGB), which shall become effective upon receipt by the Company of a corresponding instrument duly executed in notarized form by the transferring Shareholder and the acquirer of shares of the Company.

(2)	The Parties agree that each acquirer of shares of the Company under the ESOP may and must accede as a party to this Agreement prior to or concurrently with the acquisition of shares of the Company under the ESOP, with the rights and obligations of a Shareholder, a Party and a holder of Common Shares of the

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Company. § 16(1) sentences 3 and 4 above shall apply mutatis mutandis. The Parties further agree that in the event that the relevant stock options are exercised in connection with a transaction as a result of which the co-sale right may be exercised with respect to all of the shares of the Company held by the respective Shareholder pursuant to § 13(4) above, an IPO (as defined below), or a transaction triggering the distribution of the Proceeds in accordance with § 21 below (hereinafter referred to as a “Trade Sale”), then upon exercise of the stock options, the holders of stock options shall be treated as if they had been Shareholders, Parties and holders of Common Shares already immediately prior to such transaction, e.g. they shall be so entitled to co-sale rights under § 13 above, shall be so subject to the drag-along right under § 14 above and shall be so subject to and included in the distribution of the Proceeds in accordance with § 21 below.

(3)	Pursuant to the German Prevention of Money Laundering Act (Geldwäschegesetz) (hereinafter referred to as “GWG”), KfW is obliged to identify the shareholders of the Company and – as the case may be – possible legal successors of such shareholders and any party that accedes to this Agreement. In order to fulfil the requirements imposed by the GWG, the Shareholders and – as the case may be – possible legal successors of such Shareholders and any party that accedes to this Agreement hereby undertake vis-à-vis KfW, to provide KfW with a copy of their passports (individual person) or an excerpt form the competent commercial register including a list of shareholders (legal entity) and – insofar as existent – to identify the beneficial owner of such Shareholder. The Shareholders undertake to provide KfW with the aforementioned documents until the date of accession of each such Shareholder as a party to this Agreement. For the avoidance of doubt, such Shareholder whose documents are required shall only refer to a Second Closing Investor or any future investors of the Company and shall not include any Current Shareholders nor the Initial Series C Investors.

§ 17
Consent of the Shareholders

If a Shareholder wishing to transfer has, prior to or concurrently with the disposal of his shares of the Company, complied with the provisions of § 11 to § 16 above, then the Shareholders shall be obliged to declare their consent pursuant to § 15 (1) of the Restated Articles of Association to the disposal of shares of the Company by the

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respective Shareholder, irrespective of whether or not they have exercised any rights of first refusal or co-sale rights to which they may be entitled.

§ 18
Inheritance

(1)	In the event of the death of one of the Shareholders, the rights and obligations under this Agreement shall devolve on his heirs. The heirs must evidence their title by the presentation of an inheritance certificate or official evidence of inheritance in accordance with § 35 of the German Land Register Act (GBO). If the shares of the Company of the deceased are inherited by joint co-heirs (Erbengemeinschaft), they are under an obligation to exercise their rights under this Agreement and the Articles of Association of the Company jointly and to determine a joint representative for these purposes in writing to the Company. So long as a joint representative has not been appointed or the proof of inheritance has not been given, all rights under this Agreement and as a shareholder of the Company shall be suspended (except for the right to participate in profits) to the extent legally permitted.

(2)	In the event of the gift of shares of the Company by means of a legacy, the testator and the heirs shall make the transfer of the shares of the Company dependent upon the beneficiary of the legacy becoming a party to this Agreement; § 16(1), § 17 and § 18(1) above shall apply mutatis mutandis.

Section IV
Further Financing of the Company

§ 19
Future Financing Agreements

(1)	Each of the Shareholders undertakes individually for himself vis-à-vis each other Shareholder, but not vis-à-vis the Company, to enter into investment agreements and shareholders’ agreements and related agreements (replacing or amending this Agreement and/or any successor agreements and/or the Articles of Association of the Company and/or other related agreements), to pass resolutions in Shareholders’ Meetings of the Company (in particular without limitation under § 13 (3) of the Restated Articles of Association), and to do or cause to be done everything necessary or appropriate, for further rounds of financing of the

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Company (hereinafter collectively referred to as the “Future Financing Agreements”), to the extent that Shareholders individually or collectively holding 90 % or more (according to their nominal value) of all issued shares of the Company, voting together as one class, agree to the terms and conditions of the Future Financing Agreements; provided, however, that (i) to the extent that the Future Financing Agreements provide for an obligation of Shareholders to make further contributions to the Company, the Future Financing Agreements shall require the consent of the Shareholders affected, and (ii) to the extent that the terms and conditions of the Future Financing Agreements materially diminish or adversely affect the rights of any Shareholder in a manner disproportionately unfavourable to such Shareholder as compared to similar situated Shareholders, the Future Financing Agreements shall require the consent of such disproportionately and unfavourably affected Shareholder with regard to the application of such terms and conditions specifically to it. § 2(2) to (6) above shall apply mutatis mutandis. This § 19 shall in particular without limitation include the obligation to implement (i) the financial terms and conditions of such further rounds of financing, in particular without limitation the valuation, the amount and rank of the liquidation and trade sale preferences and the stock exchange demand rights, (ii) the extension of existing rights and obligations under this Agreement and/or the Restated Articles of Association to new shareholders of the Company joining under the Future Financing Agreements, (iii) changes to majorities under this Agreement and/or the Restated Articles of Association (including, but not limited to, the Drag-along Majority), (iv) changes to rights to appoint and remove members of the Advisory Board of the Company, and this § 19 shall also include the obligation to waive rights under this Agreement and/or the Restated Articles of Association (e.g. liquidation and trade sale preferences, veto rights, consent requirements, and rights to appoint and remove members of the Advisory Board of the Company), in each case provided that Shareholders individually or collectively holding 90 % or more (according to their nominal value) of all issued shares of the Company, voting together as one class, agree. The right of the Shareholders to invest in further rounds of financing of the Company on a pro rata basis shall remain unaffected.

(2)	Notwithstanding the undertaking set forth in § 19(1) above, KfW shall in its reasonable discretion be entitled to reject any Future Financing Agreement if (i) the conclusion of such Future Financing Agreement would in the reasonable view of KfW result in the breach of any regulations applicable for KfW or which are the

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basis for the participation of KfW in the Company, in particular the KfW Participation Principles as set forth in § 26(1) below or (ii) to the extent that the terms and conditions of the Future Financing Agreements diminish or adversely affect the rights of KfW. For the avoidance of doubt: If KfW rejects a Future Financing Agreement under this § 19(2), the majority set forth in § 19(1) above shall not be entitled to demand the participation of KfW within such Future Financing Agreement; in particular, KfW shall not be obliged to make any investment within such Future Financing Agreement.

Section V
IPO and Trade Sale

§ 20
Initial Public Offering

(1)	The Drag-along Majority is entitled to demand from the Company and any and all Shareholders the direct or indirect (via a holding company) listing of the Company and/or the Company’s shares and/or the public offering of the Company’s shares or a secondary offering of the Company’s shares on a qualified stock exchange within the European Union or Switzerland, a transnational stock exchange, the New York Stock Exchange or the NASDAQ (hereinafter referred to as an “IPO”); provided, however, that all Shareholders hereby agree that the Management Board with the consent of the Advisory Board may initiate at any time an IPO on the NASDAQ or Euronext without any further approval or resolution of the Shareholders or the Drag-along Majority.

(2)	The Drag-along Majority has the right to demand a successful IPO under § 20(1) above twice; the Drag-along Majority is furthermore entitled to demand a successful IPO on two different stock exchanges named in § 20(1) above. The Parties agree that (i) any stock exchange listing which is not demanded by the Drag-along Majority or initiated by the Management Board with the consent of the Advisory Board under § 20(1) above and (ii) the selection of the stock exchange and the exchange segment where the Company’s shares shall be listed other than the NASDAQ or Euronext shall require the prior consent of the Drag-along Majority. The selection of the consortium banks and the conclusion of agreements with the consortium banks shall in any event require the prior consent of the Advisory Board.

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(3)	The Company and each of the Shareholders undertakes to ensure that following a demand by the Drag-along Majority or the initiation by the Management Board with the consent of the Advisory Board under § 20(1) above, the stock exchange registration and public offering procedure is initiated immediately and all costs in connection therewith (including without limitation all registration, qualification and/or offering fees and expenses, bank fees and charges, legal costs and printers’ and accounting costs), but excluding underwriters’ discounts and commission for shares of the Company sold by shareholders of the Company, are paid by the Company to the extent legally permissible. The Shareholders shall immediately submit all declarations and take all measures which the stock exchange registration and public offering procedure requires, in particular pass required shareholders’ resolutions (in particular without limitation under § 13 (3) of the Restated Articles of Association) or apply for required court or administrative orders.

(4)	Each of the Shareholders undertakes individually for himself vis-à-vis each other Shareholder, following a demand by the Drag-along Majority or the initiation by the Management Board with the consent of the Advisory Board under § 20(1) above, to comply with all regulations, conditions and restrictions applicable to the stock exchange and the exchange segment concerned and to take all measures required in order to procure and not block or prevent a listing and offering of the Company’s shares. Each of the Shareholders shall be obliged to subject themselves to and comply with all customary lock-up provisions for a period of up to 180 days following the closing of the IPO which are required under the terms for the particular stock market listing procedure, the admission for trading on a specific stock exchange and/or on the specific market segment or by the underwriters in connection with the proposed IPO, and if necessary to deposit their shares of the Company in a depository account of Clearstream Banking AG or otherwise.

(5)	In the event that the IPO requires a restructuring of the Company (e.g. the conversion of the Company into a joint stock corporation (Aktiengesellschaft) under German law or the transfer of the shares of the Company to a domestic or foreign holding company in return for the issue of shares in that company), the Drag-along Majority or the Management Board with the consent of the Advisory Board, as applicable, is entitled to demand from any and all Shareholders and the Company that they approve such restructuring measures and make all

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declarations necessary for this purpose and support all transactions to effect such restructuring; provided, however, that all Shareholders who may incur any unreasonable tax disadvantage or other unreasonable liability as a consequence of such restructuring have approved such restructuring.

(6)	In the event that shares of the Company (or a restructured company) held by the Company or other Shareholders are listed on a stock exchange upon instruction of the Company or other Shareholders, each of the Shareholders shall be entitled to demand from the Company (or such other company after restructuring) or such other Shareholders that a proportionate number of such Shareholder’s shares of the Company is also listed on such stock exchange (piggy-back rights), subject to standard underwriter cutback in view of market conditions.

§ 21
Preference in Liquidation and Sale Proceeds

(1)	In the event of a sale of more than 50 % of the share capital of the Company in a single transaction or in a series of related transactions (including in accordance with the provisions regarding rights of first refusal, co-sale rights and drag-along rights under § 12, § 13 and § 14 above), the Shareholders agree vis-à-vis each other, but not vis-à-vis the Company, that the total amount paid by the purchaser (for the avoidance of doubt including but not limited to upfront payments, milestone payments, earn-out payments and any other deferred or contingent consideration) for the shares of the Company to the Shareholders net of VAT, if any, (hereinafter referred to as the “Proceeds”) shall be distributed among the Shareholders as follows:

a)	First, on the same level and with the same rank,

aa)	the holders of Series C Preferred Shares shall receive, in preference to the holders of Common Shares but concurrently with the holders of Series B Preferred Shares and Series A Preferred Shares, preference payments (Vorabzahlungen) in each case in an amount equal to one time (1x) their average contributions to the Company (capital contributions towards the share capital in the nominal value and additional payments into the capital reserves of the Company pursuant to § 272 (2) HGB) for each of their respective Series C Preferred Shares included in the sale plus an amount representing interest at a rate of

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6 % p.a. on such contributions as from the date of the respective payment of such contributions to the Company or the date of the payment into the trust account in accordance with § 4 of this Agreement, as the case may be, up until the date of the closing of the sale;

bb)	the holders of Series B Preferred Shares shall receive, in preference to the holders of Common Shares but concurrently with the holders of Series C Preferred Shares and Series A Preferred Shares, preference payments (Vorabzahlungen) in each case in an amount equal to one time (1x) their average contributions to the Company (capital contributions towards the share capital in the nominal value and additional payments into the capital reserves of the Company pursuant to § 272 (2) HGB) for each of their respective Series B Preferred Shares included in the sale plus an amount representing interest at a rate of 6 % p.a. on such contributions as from the date of the respective payment of such contributions to the Company up until the date of the closing of the sale; and

cc)	the holders of Series A Preferred Shares shall receive, in preference to the holders of Common Shares but concurrently with the holders of Series C Preferred Shares and Series B Preferred Shares, preference payments (Vorabzahlungen) in each case in an amount equal to one time (1x) their average contributions to the Company (capital contributions towards the share capital in the nominal value and additional payments into the capital reserves of the Company pursuant to § 272 (2) HGB) for each of their respective Series A Preferred Shares included in the sale plus an amount representing interest at a rate of 8 (eight) % p.a. on such contributions as from the date of the respective payment of such contributions to the Company up until the date of the closing of the sale;

if the Proceeds are not sufficient to satisfy all amounts to be paid under this § 21(1)a), then the entire Proceeds shall be divided between the holders of Series C Preferred Shares, Series B Preferred Shares and Series A Preferred Shares in proportion to the preference payments they each would be entitled to under this a) if the Proceeds were sufficient to satisfy all amounts to be paid under this a);

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b)	to the extent that the Proceeds exceed the preference payments to be made under § 21(1)a) above, any remaining Proceeds shall be divided between the holders of Common Shares pro rata to the nominal value of all Common Shares held by them and included in the sale, respectively;

c)	in the event that following a conversion of the Series C Preferred Shares into Common Shares at the conversion rate set forth in § 22 below, the total amount to be distributed under § 21(1)b) above on the Common Shares resulting from such conversion is higher than the total amount to be distributed under § 21(1)a)aa) above on such Series C Preferred Shares without such conversion, all Series C Preferred Shares shall automatically be deemed converted into Common Shares at the conversion rate set forth in § 22 below for the purposes of the distribution of the Proceeds under this § 21;

d)	in the event that following a conversion of the Series B Preferred Shares into Common Shares at the conversion rate set forth in § 22 below, the total amount to be distributed under § 21(1)b) above on the Common Shares resulting from such conversion is higher than the total amount to be distributed under § 21(1)a)bb) above on such Series B Preferred Shares without such conversion, all Series B Preferred Shares shall automatically be deemed converted into Common Shares at the conversion rate set forth in § 22 below for the purposes of the distribution of the Proceeds under this § 21;

e)	in the event that following a conversion of the Series A Preferred Shares into Common Shares at the conversion rate set forth in § 22 below, the total amount to be distributed under § 21(1)b) above on the Common Shares resulting from such conversion is higher than the total amount to be distributed under § 21(1)a)cc) above on such Series A Preferred Shares without such conversion, all Series A Preferred Shares shall automatically be deemed converted into Common Shares at the conversion rate set forth in § 22 below for the purposes of the distribution of the Proceeds under this § 21.

In the event that the Proceeds are paid in tranches and/or contingent upon conditions and/or deferred and/or paid into an escrow account (in particular without limitation to cover any representations, warranties, indemnities or similar

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claims), the amount of the preference payments under § 21(1)a) above shall not be abrogated or diminished, i.e. the first Proceeds received by the Shareholders shall first be distributed to the holders of Series C Preferred Shares, the holders of Series B Preferred Shares and the holders of Series A Preferred Shares until they have received the full preference payments under § 21(1)a) above.

In the event that not all shares of the Company are included in the Trade Sale, then with respect to any subsequent sale, share swap or contribution of shares of the Company or other transaction with respect to shares not included in such initial Trade Sale, the provisions of this § 21(1) shall apply accordingly in respect of the allocation of the total consideration to the Shareholders for such subsequent sale, share swap, contribution or other transaction (irrespective of the percentage of the share capital of the Company included in such subsequent transaction).

In the event of more than one Trade Sale and/or subsequent sale, share swap or contribution of shares of the Company or other transaction under the preceding sub-paragraph, the respective preference payment under § 21(1)a)aa) to cc) above, respectively, shall be paid only until the respective holder of the respective class of Preferred Shares has, together with any preceding preference payments under § 21(1)a)aa) to cc) above, respectively, in aggregate received the full amount of the respective preference payment set forth in § 21(1)a)aa) to cc) above, respectively.

(2)	The Shareholders agree vis-à-vis each other, but not vis-à-vis the Company, that § 21(1) above shall apply accordingly in the event of any liquidation, dissolution or winding up of the Company (also as a result of the opening of insolvency proceedings over the assets of the Company or the refusal of the opening of such proceedings for lack of assets) and in the event of the disposal (including by way of exclusive license(s)) of all or substantially all of the tangible and intangible assets of the Company (calculated at fair market values and irrespective of whether such assets may be shown in the Company’s financial statements under applicable generally accepted accounting principles). In the event of the disposal of all or substantially all of the assets of the Company, all Shareholders agree that the proceeds of such disposal shall be distributed applying § 21(1) above accordingly; each of the Shareholders undertakes individually for himself vis-à-vis each of the other Shareholders, to do or cause to be done everything necessary or appropriate to implement this, and in particular without limitation

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to exercise his voting rights and other rights in the Shareholders’ Meeting of the Company accordingly. In the event of the disposal of all or substantially all of the assets of the Company, the Shareholders agree vis-à-vis each other, but not vis-a-vis the Company, that the Company shall be liquidated, subject to applicable mandatory legal provisions; each of the Shareholders undertakes individually for himself vis-à-vis each of the other Shareholders, but not vis-à-vis the Company, to do or cause to be done everything necessary or appropriate that the liquidation proceeds are distributed in accordance with § 21(1) above as soon as legally possible.

(3)	In the event of a share swap, contribution, merger or other transformation within the meaning of § 1 UmwG other than a conversion, the Shareholders agree vis-à-vis each other, but not vis-à-vis the Company, that the consideration shall be distributed according to § 21(1) above, when as a consequence of such transaction the Shareholders hold less than 50 % of the receiving or surviving legal entity. The preference on the Proceeds pursuant to § 21(1) above shall be fulfilled in such case by way of a transfer of shares before the carrying out of such measures (compensation in advance/Vorabausgleich). To the extent that the consideration in kind consists of shares in companies listed on a stock exchange, the share price fixed at the stock exchange at the time and date that the transfer of the consideration takes effect shall be conclusive; in all other cases, the fair market value of such consideration in kind at the time and date of the consummation of the relevant transaction shall be decisive, which shall be determined with binding effect on all Shareholders by the Company’s auditor in accordance with the IDW-guidelines for the purposes of applying § 21(1) above mutatis mutandis. When as a consequence of the transactions mentioned in sentence 1 above the Shareholders hold 50 % or more of the receiving or surviving legal entity, the Shareholders agree vis-à-vis each other, but not vis-à-vis the Company, that the rights of the Shareholders under this Agreement and the Restated Articles of Association must continue to exist in full and unchanged; otherwise, sentences 1 to 3 above shall apply accordingly.

(4)	The amounts per share stated in § 21(1) above are subject to appropriate adjustments (i) for stock splits, reverse stock splits, stock dividends, combinations and the like and (ii) in the event of the issuance of new shares of the respective class of the Company in the course of a Guarantee Share Capital Increase.

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§ 22
Conversion of Preferred Shares

(1)	Any holder of Preferred Shares may at any time and from time to time demand from the other Shareholders to approve that his Preferred Shares individually or in total be converted into Common Shares of the Company subject to compliance with the statutory provisions.

(2)	The holders of Preferred Shares are obliged to convert all their Preferred Shares into Common Shares of the Company in the event of the closing of an IPO.

(3)	For the purposes of § 22(1) and (2) above, the conversion rate between Preferred Shares and Common Shares shall be 1:1, subject to appropriate adjustments for stock splits, reverse stock splits, stock dividends, combinations and the like.

(4)	The Shareholders undertake to carry out the necessary actions for any conversion under § 22(1) or (2) above, in particular without limitation to pass the required resolutions of the Shareholders’ Meeting of the Company. § 2(2) to (6) above shall apply mutatis mutandis.

Section VI
Corporate Governance

§ 23
Management of the Company

Subject to the powers of the Advisory Board to appoint or remove the Managing Directors as well as to resolve on the conclusion, amendment and termination of service agreements with Managing Directors, Prof. Dr. Niels Riedemann shall continue to be Chief Executive Officer (“Geschäftsführer”) of the Company and be exempted from the restrictions of § 181 BGB.

§ 24
D&O Insurance

The Company shall take out and maintain at all times an appropriate directors’ and officers’ liability insurance in favour of the members of the Advisory Board and the management of the Company at the Company’s costs with a coverage in the amount

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of EUR 5,000,000.00 per occurrence. In the event that the Company merges with another entity and is not the surviving corporation, or transfers all or substantially all of its assets, proper provisions shall be made so that successors of the Company assume the Company’s obligations with respect to the D&O insurance in favour of the members of the Advisory Board and the management of the Company.

§ 25
Information

(1)	Each Shareholder agrees that such Shareholder will keep confidential and will not disclose, divulge or use for any purpose, other than to monitor its investment in the Company, the contents of this Agreement as well as any confidential information obtained from the Company, unless such information (i) is known or becomes known to the public in general (other than as a result of a breach of this § 25(1) by such Shareholder), (ii) is or has been independently developed or conceived by the Shareholder without use of the Company’s confidential information or (iii) is or has been made known or disclosed to the Shareholder by a third party without a breach of any obligation of confidentiality such third party may have to the Company; provided, however, that a Shareholder may disclose confidential information (a) to its attorneys, accountants and other professional advisors who are subject to a professional duty of confidentiality (Berufsverschwiegenheit) to the extent necessary to obtain their services in connection with monitoring the investment in the Company, (b) to any investors in such Shareholder to the extent required for investment reporting purposes in the ordinary course of business provided that such investors are subject to a duty of confidentiality, or (c) as may otherwise be required by law, stock exchange rules or enforceable court or governmental orders, provided that the Shareholder takes reasonable steps to minimize the extent of any such required disclosure; and provided further that to the extent that KfW is subject to corresponding reporting duties vis-à-vis the German Federal Ministry of Economic Affairs and Technology (Bundesministerium für Wirtschaft and Technologie) and the German Federal Court of Auditors (Bundesrechnungshof) KfW may disclose confidential information to such authorities. The obligations under this § 25(1) shall continue to apply even after the termination of this Agreement pursuant to § 27(1) below.

(2)	The Company shall permit each Shareholder and their respective authorized representatives (provided that the Company has not reasonably determined that

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such Shareholder is a competitor of the Company), at such Shareholder’s expense. to visit and inspect the Company’s properties, to examine its books of account and its corporate and financial records, and to discuss the Company’s affairs, business, finances, and accounts with the Managing Directors of the Company, during normal business hours of the Company following reasonable notice and as often as may be reasonably requested by such Shareholder; provided, however, that the Company shall not be obligated pursuant to this § 25(2) to provide access to any information (a) that the Company reasonably determines in good faith to be a trade secret or confidential information (unless covered by an enforceable confidentiality agreement, in a form acceptable to the Company) or (b) the disclosure of which would adversely affect the attorney-client privilege between the Company and its counsel.

(3)	The Company and the Series C Investors shall agree on the format and contents of a press release relating to the Series C Preferred Shares Financing to be issued as soon as practicable after the notarization of this Agreement. Each of the Shareholders may furthermore issue a separate press release, provided that such separate press release shall require the prior approval of the Company and the Series C Investors, such approval not to be unreasonably withheld or delayed.

(4)	§ 51a GmbHG shall remain unaffected.

(5)	All Shareholders hereby expressly agree to the provisions of this § 25.

§ 26
KfW Participation Principles

(1)	The Beteiligungsgrundsätze zur Durchführung des ERP-Startfonds – Stand: Januar 2015 attached as Annex § 26(1) to this Agreement (hereinafter referred to as the “KfW Participation Principles”) are the basis for the participation of KfW in the Company. The Company hereby undertakes vis-à-vis KfW to adhere to the KfW Participation Principles. The KfW Participation Principles shall form an integral part of this Agreement, shall supplement this Agreement and shall prevail over this Agreement in case of doubts.

(2)	All Shareholders hereby expressly agree to the provisions of this § 26.

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Section VII
Final Provisions

§ 27
Duration of this Agreement; Termination of Prior Agreements

(1)	This Agreement shall become effective upon notarization of this Agreement and shall have effect for a period of twenty years; for this period of time, a regular termination (ordentliche Kündigung) of this Agreement shall be excluded. The right to terminate this Agreement for cause (aus wichtigem Grund) shall remain unaffected. If one Party leaves as a result of giving notice or for any other reason, this Agreement shall be continued by the remaining Parties; this shall also apply in the event of the insolvency or liquidation of any of the Parties. In any event, this Agreement, except for § 20 above, shall cease to have effect for the future upon the first quotation of the price for the Company’s shares on one of the qualified stock exchanges mentioned in § 20(1) above.

(2)	Upon this Agreement taking effect, any and all other investment agreements and shareholders’ agreements and comparable agreements by and between all or individual Current Shareholders and possibly the Company relating to their participation in the Company (with the exception of (i) provisions of such agreements terminating prior agreements in full or in part and (ii) agreements which under the provisions of this Agreement shall be maintained, (iii) the co-operation/pooling agreement between KfW and bm-t beteiligungsmanagement thüringen gmbh, Jena, Germany and section 18 of the Investment Agreement V as per § 6(1) above) shall be amended and totally replaced by this Agreement for the future; provided, however, that such agreements shall remain the legal basis (Rechtsgrund) for any performances (Leistungen) under these agreements during their respective term.

§ 28
Transaction Costs

(1)	Each of the Parties shall bear its own legal and other costs and expenses in connection with the Series C Preferred Shares Financing, provided that the Company shall also bear the following external costs and out-of-pocket expenses in connection with the Series C Preferred Shares Financing as costs for the provision of further capital (Kapitalbeschaffungskosten):

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a)	Legal fees of CMS Hasche Sigle Partnerschaft von Rechtsänwalten und Steuerberatern mbß, Munich plus out-of-pocket expenses and VAT; and

b)	reasonable fees and out-of-pocket expenses incurred by the Lead Investor in connection with the Series C Preferred Shares Financing up to the total amount of EUR 55,000.00 plus VAT In the aggregate.

(2)	All payments pursuant to § 28(1) shall be made within two weeks after invoicing. The Lead Investor shall be entitled to reimbursement of costs and expenses to the extent these costs and expenses shall be borne by the Company pursuant to § 28(1) above, and shall be entitled to deduct such amounts from their respective additional payments into the capital reserves of the Company pursuant to § 4 above. Irrespective of such deduction, any amounts deducted from the additional payments into the capital reserves of the Company under the preceding sentence shall be treated as fully rendered to the Company for all purposes of this Agreement, in particular § 21 above.

(3)	The Company shall bear the costs and fees of the notary for the notarization of this Agreement and the court and register fees and disbursements for the required commercial register registrations. The Company shall also bear the costs and expenses for additional notarizations by a German notary that may be necessary if the commercial register rejects a registration of the Restated Articles of Association or objects to the new shareholders list to be filed with the commercial register because of notarization of documents by a Swiss notary. The Company hereby agrees also to bear all costs and expenses (including for the avoidance of doubt any negative interests) of the notary in connection with the trust agreement (in particular for the setting up, maintaining and administrating the escrow account) as set forth in § 4 of this Agreement. The Company further undertakes to reimburse Staidson, and Staidson shall have a direct claim vis-à-vis the Company for reimbursement, to the extent Staidson will be made liable by the notary for any of Its costs and expenses in connection with the trust agreement (including for the avoidance of doubt any negative interests).

§ 29
Miscellaneous

(1)	The terms and conditions of this Agreement shall apply to all shares of the Company held by the Shareholders currently or In the future. The shares of the

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Company shall remain in the particular ownership of the respective Shareholder. No joint ownership (Eigentum zur gesamten Hand) or co-ownership (Miteigentum) shall be established by this Agreement.

(2)	Any joint and several liability (gesamtschuldnerische Haftung) shall be excluded, unless expressly set forth otherwise in this Agreement.

(3)	If this Agreement refers to an internal vote or resolution of the Shareholders or a specific group of Shareholders outside Shareholders’ Meetings, the following provisions shall apply: The request for such a vote or resolution shall be made by any of such Shareholders in Text Form to all Shareholders who are part of the specific group. The vote or resolution shall be made within ten calendar days following the sending of the request and be taken in writing, by telephone, telefax or e-mail. The vote or resolution shall be deemed taken if Shareholders representing the majority required for such internal vote or resolution agree to the proposed vote or resolution within this time limit irrespective of whether all Shareholders of the specific group participate in the vote or resolution. Minutes of the vote or resolution shall be drawn up and shall be signed by the Shareholder requesting the vote or resolution immediately after the passing of such vote or resolution, and a copy shall be provided to each Shareholder and the Company.

(4)	The terms and conditions of this Agreement shall prevail, as amongst the Shareholders, over the terms and conditions of the Articles of Association of the Company. In the event that provisions of this Agreement contradict provisions of the Articles of Association of the Company, this Agreement shall prevail to the extent legally permissible; the Shareholders shall amend the Articles of Association of the Company accordingly.

(5)	This Agreement is written in the English language (except that Annexes and Exhibits to this Agreement may be in other languages) which shall be binding. Terms to which a German term has been added in parentheses and italics shall be interpreted throughout this Agreement including its Annexes and Exhibits in accordance with the German term alone, and the English term to which such German term relates shall be disregarded.

(6)	Amendments and additions to this Agreement must be made in writing to be effective, to the extent that notarization is not required. This shall also apply to a

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waiver of the written form requirement as well as to a waiver of any right or claim under this Agreement.

(7)	Should individual terms of this Agreement be or become invalid or unenforceable or if this Agreement contains gaps, this shall not affect the validity of the remaining terms of this Agreement. In place of the invalid, unenforceable or missing term, such valid term which the Parties would reasonably have agreed, had they been aware at the conclusion of this Agreement that the relevant term was invalid, unenforceable or missing, shall be deemed to have been agreed. Should a term of this Agreement be or become invalid because of the scope or time of performance for which it provides, then the agreed scope or time of performance shall be amended to correspond with the extent legally permitted.

(8)	This Agreement shall be governed by and construed in accordance with the laws of the Federal Republic of Germany, without regard to principles of conflicts of laws. The UN Convention on Contracts for the International Sale of Goods (CISG) shall not apply.

(9)	To the extent that such an agreement is legally valid, the courts competent for Jena, Germany shall have exclusive jurisdiction over this Agreement.

(continued on next page)

IN WITNESS THEREOF this Notarial Deed including the Exhibits and Annexes hereto

-	with the exception of certain lists of items, titles, rights and obligations contained in an Exhibit, in respect of which the persons appearing waived the right to have them read aloud and which instead have been presented to the persons appearing, were acknowledged and signed on each page by the persons appearing, and

-	with the further exception of certain Exhibits, which are attached for identification purposes only and the content of which does not form part of the declarations of the parties in notarial form,

has been read aloud to the persons appearing and this Notarial Deed including its Exhibits and Annexes was confirmed and approved by the persons appearing. The persons appearing then signed this Deed. All this was done at the day here below written in the presence of me, the Notary Public, who also signed this Deed and affixed my official Seal.

Basel, this 21st (twenty-first) day of July 2016 (two thousand and sixteen)

/s/ Niels Riedemann

/s/ Arnd Christ

/s/ Daniela Neuman, lic.iur.

/s/ Lukas Storch

/s/ Stephan Cueni
Stephan Cueni, Notary Public
[Stephan Cueni Notary Seal]